                                                                     EXHIBIT 2.1

                     AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND AMONG

                               LANTRONIX, INC.,

                         USS ACQUISITION CORPORATION,

                      UNITED STATES SOFTWARE CORPORATION,

                                      AND

                       DONALD DUNSTAN AND DIANE DUNSTAN

                               December 16, 2000

                                                                  Execution Copy

                               TABLE OF CONTENTS

                                                                                                   Page
SECTION 1 DEFINITIONS............................................................................   1
        1.1         Defined Terms................................................................   1
        1.2         Cross Reference of Other Defined Terms.  Set forth below is a glossary
                    of additional defined terms throughout this Agreement:.......................   4

SECTION 2 THE MERGER.............................................................................   6
        2.1         The Merger...................................................................   6
        2.2         Effective Time...............................................................   6
        2.3         Effect of the Merger.........................................................   7
        2.4         Articles of Incorporation and Bylaws.........................................   7
        2.5         Directors and Officers.......................................................   7
        2.6         Net Worth True-Up............................................................   7
        2.7         Effect on Capital Stock......................................................   8
        2.8         Escrow.......................................................................   9
        2.9         Earnout Payments.............................................................  10
        2.10        Stockholder Representative...................................................  12
        2.11        Surrender of Certificates....................................................  13
        2.12        No Further Ownership Rights in Company Capital Stock........................   15
        2.13        Lost, Stolen or Destroyed Certificates.......................................  15
        2.14        Tax and Accounting Consequences..............................................  15
        2.15        Taking of Necessary Action; Further Action...................................  15

SECTION 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS  15
        3.1         Organization of the Company..................................................  16
        3.2         Company Capital Structure....................................................  16
        3.3         Authority....................................................................  17
        3.4         No Conflict..................................................................  18
        3.5         Consents.....................................................................  18
        3.6         Company Financial Statements.................................................  18
        3.7         No Undisclosed Liabilities...................................................  19
        3.8         No Changes...................................................................  19
        3.9         Tax Matters..................................................................  21
        3.10        Restrictions on Business Activities..........................................  24
        3.11        Title of Properties; Absence of Liens and
                    Encumbrances; Condition of Equipment.........................................  24
        3.12        Intellectual Property........................................................  24
        3.13        Agreements, Contracts and Commitments........................................  28
        3.14        Interested Party Transactions................................................  29

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                  Page
                                                                                                  ----
        3.15        Governmental Authorization...................................................  30
        3.16        Litigation...................................................................  30
        3.17        Inventories..................................................................  30
        3.18        Accounts Receivable..........................................................  30
        3.19        Minute Books.................................................................  31
        3.20        Environmental Matters........................................................  31
        3.21        Brokers' and Finders' Fees; Third Party Expenses.............................  32
        3.22        Employee Benefit Plans and Compensation......................................  32
        3.23        Insurance....................................................................  36
        3.24        Compliance with Laws.........................................................  36
        3.25        Warranties; Indemnities......................................................  36
        3.26        Complete Copies of Materials.................................................  36
        3.27        Powers of Attorney...........................................................  36
        3.28        Representations Complete.....................................................  36
        3.29        Accredited Investors.........................................................  37

SECTION 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.......................................  37
        4.1         Organization, Standing and Power.............................................  37
        4.2         Authority....................................................................  37
        4.3         Capital Structure............................................................  37
        4.4         No Conflict..................................................................  38
        4.5         Consents.....................................................................  38
        4.6         SEC Documents; Parent Financial Statements...................................  38
        4.7         Representations Complete.....................................................  39
        4.8         Sophisticated Parties........................................................  39

SECTION 5 CONDUCT PRIOR TO THE EFFECTIVE TIME....................................................  39
        5.1         Conduct of Business of the Company...........................................  39
        5.2         No Solicitation..............................................................  42

SECTION 6 ADDITIONAL AGREEMENTS..................................................................  43
        6.1         Access to Information........................................................  43
        6.2         Confidentiality..............................................................  43
        6.3         Expenses.....................................................................  43
        6.4         Public Disclosure............................................................  44
        6.5         Consents.....................................................................  44
        6.6         Exemption from Federal Registration; Blue Sky................................  44
        6.7         Company Options; Commission Filing...........................................  44
        6.8         Termination of Employee Benefit Plans........................................  44
        6.9         Employee Benefits............................................................  45

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                  Page
                                                                                                  ----
        6.10        Employment-Related Matters...................................................  45
        6.11        Stockholder List.............................................................  45
        6.12        Stockholder Approval.........................................................  45
        6.13        Source Code..................................................................  45
        6.14        FIRPTA Compliance............................................................  45
        6.15        Reasonable Efforts...........................................................  45
        6.16        Notification of Certain Matters..............................................  46
        6.17        Certain Tax Matters..........................................................  46
        6.18        Additional Documents and Further Assurances..................................  46
        6.19        Disclosure Schedules.........................................................  46
        6.20        Stockholder Guarantees.......................................................  46

SECTION 7 CONDITIONS OF THE MERGER...............................................................  47
        7.1         Conditions to Obligations of Each Party to Effect the Merger.................  47
        7.2         Conditions to the Obligations of Parent and Sub..............................  48
        7.3         Conditions to Obligations of the Company and Stockholders....................  49

SECTION 8 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION............................  50
        8.1         Survival of Representations, Warranties and Covenants........................  50
        8.2         Indemnification by Stockholders, Sub and Parent..............................  50
        8.3         Limitations on Indemnity.....................................................  53

SECTION 9 TERMINATION, AMENDMENT AND WAIVER......................................................  54
        9.1         Termination..................................................................  54
        9.2         Effect of Termination........................................................  55
        9.3         Amendment....................................................................  55
        9.4         Extension; Waiver............................................................  55

SECTION 10 GENERAL PROVISIONS....................................................................  55
        10.1        Notices......................................................................  55
        10.2        Interpretation...............................................................  57
        10.3        Counterparts.................................................................  57
        10.4        Entire Agreement; Assignment.................................................  57
        10.5        Severability.................................................................  57
        10.6        Other Remedies...............................................................  57
        10.7        Rules of Construction........................................................  58
        10.8        Governing Law; Mediation and  Arbitration....................................  58
        10.9        WARRANTY DISCLAIMER..........................................................  58

                 INDEX OF EXHIBITS


     Exhibit A:  Investor Rights Agreement

     Exhibit B:  Form of Key Employee Agreements for Donald Dunstan

     Exhibit C:  Form of Key Employee Agreements for Tomoyuki Uda

     Exhibit D:  Key Employee Agreements for Nick Witchey

     Exhibit E:  Escrow Agreement

     Exhibit F:  Form of Company Nondisclosure Agreement

                               INDEX OF SCHEDULES

A          -      Key Employees Entering into Key Employee Agreements

2.7(f)     -      Stockholder Loans

3.1        -      Directors and Officers of the Company

3.2(a)     -      Capitalization of the Company, including addresses of domicile of Stockholders

3.3        -      Authority

3.4        -      Conflicts

3.5        -      Consents

3.6        -      Company Financial Statements

3.7        -      Liabilities

3.8        -      Changes since September 30, 2000

3.9        -      Tax Matters

3.10       -      Restriction on Business Activities

3.11(a)    -      Real Property Leases

3.11(c)    -      Material Equipment Owned and Leased

3.12(b)    -      Registered Intellectual Property

3.12(g)    -      Licenses

3.12(h)    -      Agreements Regarding IP Infringement

3.13       -      Contracts

3.14       -      Interested Party Transactions

3.15       -      Government Authorization

3.16       -      Litigation

3.17       -      Inventories

3.18(a)    -      Accounts Receivable

3.18(b)    -      Customers, including aggregate business since 2000 to date

3.19       -      Minute Books

3.20       -      Environmental Matters

3.21       -      Brokers and Finders; Expenses

3.22       -      Employee Benefit Plans/Compensation

3.22(b)    -      Company Employee Plans and Agreements; name and salary of each employee

3.23       -      Insurance

3.24       -      Compliance with Laws

3.25       -      Warranties

3.26       -      Complete Copies of Materials

3.27       -      Voting Agreements

3.28       -      Powers of Attorney

3.29       -      Representations Complete

7.2(b)     -      Consents

7.2(n)     -      Option Grants

                              AGREEMENT AND PLAN

                                      OF

                                REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of December 16, 2000 by and among Lantronix, Inc. a Delaware corporation ("Parent"), USS Acquisition Corporation, an Oregon corporation and a wholly-owned subsidiary of Parent, ("Sub"), United States Software Corporation, an Oregon corporation (the "Company") and Donald Dunstan and Diane Dunstan ("Stockholders").

                                   BACKGROUND

     A. The Boards of Directors of each of Parent, Sub and the Company believe it is in the best interests of their respective companies and the stockholders of their respective companies that Parent acquire the Company through the statutory merger of the Company with and into Sub (the "Merger") and, in furtherance thereof, have approved the Merger.

     B. Pursuant to the Merger, among other things, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration upon the terms and conditions set forth herein.

     C. The Company and Stockholders, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

     D. As material inducements to Parent and Sub to enter into this Agreement, prior to the Closing Date, Don Dunstan and certain key employees of the Company listed on Schedule A ("Key Employees") will enter into employment and non-
          ----------
competition agreements (a "Key Employee Agreement") with Parent.

     E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, the parties agree as follows:

                                   SECTION 1

                                  DEFINITIONS
1.1    Defined Terms
       -------------

     As used in this Agreement, the terms below shall have the following meanings. Any of such terms, unless the context requires otherwise, may be used in singular or plural, depending upon the reference.

        (a) "Aggregate Consideration" shall mean the sum of the Cash Consideration and the value of the Merger Shares, subject to adjustment pursuant to Sections 2.6 and 6.3 below.

        (b) "Cash Consideration" shall mean two million five hundred thousand dollars ($2,500,000), subject to adjustment pursuant to Section 2.6 below; provided, however, that in the event that the Cash Consideration, as adjusted (the "Adjusted Merger Cash") exceeds the aggregate value of the Merger Shares that are not Escrow Shares, determined by multiplying (x) the average of the high and low sales prices of a share of Parent Common Stock on the Closing Date as reported at www.nasdaq.com and as discounted to take into account the
               --------------
restrictions imposed by the Stockholder Agreement (the "Adjusted Closing Price") by (y) the number of Merger Shares that are not Escrow Shares (such aggregate value, the "Closing Merger Shares Value"), then an amount in cash equal the sum of one-half of such excess plus $10,000 (the "Excess Cash Amount") will not be paid in cash but will be paid instead in that number of shares of Parent Common Stock determined by dividing the Excess Cash Amount by the Adjusted Closing Price.

        (c) "Closing Shares" shall mean the number of shares of Company Capital Stock and unexercised Company Options and Company Purchase Rights outstanding as of the Closing.

        (d) "Company Capital Stock" shall mean all shares of common stock and preferred stock of the Company.

        (e) "Company Purchase Rights" shall mean all outstanding rights to purchase shares of Company Capital Stock.

        (f) "Company Options" shall mean all issued and outstanding options issued pursuant to the Plan to purchase common stock of the Company held by any person or entity.

        (g)  "Escrow Agent" shall mean Chase Manhattan Bank and Trust Company,
N.A.

        (h) "Escrow Account" shall mean the escrow account into which the Escrow Cash and Escrow Shares will be deposited pursuant to the Escrow Agreement.

        (i) "Escrow Cash" shall mean $387,500 of the aggregate Cash Consideration as of the Closing Date.

        (j) "Escrow Shares" shall mean that number of Merger Shares equal to seven and one half percent (7.5%) of the aggregate number of Merger Shares as of the Closing Date but solely allocable to the Stockholders.

        (k) "Exchange Ratio" shall be (i) equal to the quotient of the number of Merger Shares divided by the number of Closing Shares and (ii) appropriately adjusted to fully reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization or like change with respect to Parent Common Stock occurring after the date hereof and prior to the Closing Date.

        (l) "GAAP" shall mean U.S. generally accepted accounting principles, consistently applied.

        (m) "Key Employees" refers to those employees of the Company listed on Schedule A
-------- -

        (n) "Knowledge" shall mean the actual knowledge of Stockholders, and the knowledge that such persons would have obtained of the matter represented after reasonable inquiry under the circumstances.

        (o) "Material Adverse Effect" shall mean any change, event or effect (other than a general economic trend) that is materially adverse to the business, assets (including intangible assets), liabilities, condition (financial or otherwise), results of operations, value or capitalization of the Company.

        (p) "Merger Shares" shall mean 653,846 shares of Parent Common Stock, as adjusted in accordance with Section 1.1(b).

        (q) "Option Exchange Ratio" shall be equal to 0.6556, appropriately adjusted to fully reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization or like change with respect to Parent Common Stock or adjustment pursuant to Section 1.1(b) occurring after the date hereof and prior to the Closing Date.

        (r) "Parent Option" shall mean any option to purchase Parent Common Stock issued pursuant to the terms of Section 2.7(c) in connection with the assumption of a Company Option.

        (s) "Parent Common Stock" shall mean common stock, $0.0001 par value, of Parent.

        (t)  "Plan" shall mean the Company's 2000 Stock Plan.

        (u)  "SEC" shall mean the U.S. Securities and Exchange Commission.

        (v)  "Securities Act" shall mean the Securities Act of 1933, as amended.

        (w) "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        (x)  "Stockholder Representative" shall mean Donald Dunstan.

                (y) "Transfer Agent" shall mean ChaseMellon Shareholder Services LLC or Parent's then current Transfer Agent.

        1.2  Cross Reference of Other Defined Terms.  Set forth below is a
             --------------------------------------
glossary of additional defined terms throughout this Agreement:


Definition                                                      Location of Defined Terms
----------                                                      -------------------------
Actual Revenue...........................................................  Section 2.9(b)
Affiliate................................................................ Section 3.22(a)
Agreement......................................................................  Preamble
Applicable Period........................................................  Section 2.9(b)
Assumed Option........................................................  Section 2.6(d)(1)
Articles of Merger..........................................................  Section 2.2
Base Net Worth...........................................................  Section 2.6(a)
Certificates............................................................  Section 2.12(b)
Claim Notice.............................................................  Section 8.2(e)
Closing Date................................................................  Section 2.2
Closing.....................................................................  Section 2.2
Closing Net Worth........................................................  Section 2.6(a)
COBRA...................................................................  Section 3.22(a)
Code....................................................................  Background, (E)
Company Authorizations.....................................................  Section 3.15
Company Employee Plan...................................................  Section 3.22(a)
Company Intellectual Property...........................................  Section 3.12(a)
Company Net Worth Report.................................................  Section 2.6(b)
Company Registered Intellectual Property................................  Section 3.12(b)
Company........................................................................  Preamble
Conflict....................................................................  Section 3.4
Contract............................................................  Section 3.13(a)(13)
Contingent Shares........................................................  Section 2.9(a)
Current Balance Sheet.......................................................  Section 3.6
Customer Information....................................................  Section 3.11(d)
Damages..................................................................  Section 8.2(a)
Disclosure Schedule...........................................................  Section 3
DOL.....................................................................  Section 3.22(a)
Earnout Period...........................................................  Section 2.9(a)
Earnout Payment..........................................................  Section 2.9(a)
Earnout Payments.........................................................  Section 2.9(a)
Earnout Share Price......................................................  Section 2.9(b)
Effective Time..............................................................  Section 2.2
Employee................................................................  Section 3.22(a)
Employee Earnout Plan.......................................................  Section 6.8

Definition                                                      Location of Defined Terms
----------                                                      -------------------------

Employment Agreement......................................................  Background, (D)
Environmental Permits.....................................................  Section 3.20(c)
Equipment.................................................................  Section 3.11(c)
ERISA.....................................................................  Section 3.22(a)
Escrow Agent..................................................................  Section 2.8
Escrow Agreement..............................................................  Section 2.8
FICA....................................................................  Section 3.9(b)(2)
Estimated Closing Balance Sheet............................................  Section 2.6(a)
Financials....................................................................  Section 3.6
FIRPTA Compliance Certificate................................................  Section 6.14
First Period...............................................................  Section 2.9(a)
FMLA......................................................................  Section 3.22(a)
FUTA....................................................................  Section 3.9(b)(2)
Governmental Entity...........................................................  Section 3.5
Hazardous Material...........................................................  Section 3.20
Hazardous Materials Activities...............................................  Section 3.20
Incremental Revenue........................................................  Section 2.9(b)
Indemnification End Date......................................................  Section 8.1
Indemnity Threshold........................................................  Section 8.3(c)
Intellectual Property Rights..............................................  Section 3.12(a)
Intellectual Property.....................................................  Section 3.12(a)
Interim Price Adjustment...................................................  Section 2.6(a)
IRS.......................................................................  Section 3.22(a)
Key Employees.............................................................  Background, (D)
Key Employees.............................................................  Background, (D)
Key Employee Agreement....................................................  Section 3.22(a)
Liens...................................................................  Section 3.9(b)(6)
Lodestar......................................................................  Section 2.9
Merger....................................................................  Background, (A)
Multiemployer Plan........................................................  Section 3.22(a)
NASD..........................................................................  Section 4.5
OBCA..........................................................................  Section 2.1
Parent Financial Statements...................................................  Section 4.6
Parent Indemnified Party...................................................  Section 8.2(a)
Parent Indemnity Claims....................................................  Section 8.2(b)
Parent Material Adverse Effect................................................  Section 4.1
Parent SEC Documents..........................................................  Section 4.6
Parent...........................................................................  Preamble
Parent's Accountants......................................................  Section 2.6 (b)
Payout Date................................................................  Section 2.9(a)

Definition                                                        Location of Defined Terms
----------                                                        -------------------------
PBGC......................................................................  Section 3.22(a)
Pension Plan..............................................................  Section 3.22(a)
PTO.......................................................................  Section 3.12(b)
Related Agreements...........................................................   Section 3.3
Returns.................................................................  Section 3.9(b)(1)
Second Period..............................................................  Section 2.9(a)
Stockholders.....................................................................  Preamble
Stockholder's Accountants..................................................  Section 2.6(b)
Sub..............................................................................  Preamble
Surviving Corporation.........................................................  Section 2.1
Surviving Representation......................................................  Section 8.1
Tax...........................................................................  Section 3.9
Taxes.........................................................................  Section 3.9
Third Party Claim..........................................................  Section 8.2(e)
Third Party Expenses.......................................................  Section 6.3(a)
Third Period...............................................................  Section 2.9(a)
Updated Capitalization Certificate...........................................  Section 6.11

                                   SECTION 2

                                  THE MERGER

     2.1  The Merger. At the Effective Time (as defined below) and subject to
          ----------
and upon the terms and conditions of this Agreement and the applicable provisions of the Oregon Business Corporation Act (the "OBCA"), the Company shall be merged with and into Sub, the separate corporate existence of the Company shall cease and Sub shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to as the "Surviving Corporation."


     2.2  Effective Time. Unless this Agreement is terminated earlier pursuant
          --------------
to Section 9.1, the closing of the Merger (the "Closing") will take place as soon as practicable after satisfaction or waiver (as permitted by this Agreement and applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Section 6 hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another time and/or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to as the "Closing Date." On the Closing Date, the parties shall cause the Merger to be consummated by filing articles of merger (or like instrument) with the Secretary of State of the State of Oregon (the "Articles of Merger"), in accordance with the applicable provisions of the OBCA (the time of acceptance by the Secretary of State of the State of Oregon of such filing shall be referred to as the "Effective Time").

     2.3    Effect of the Merger. At the Effective Time, the effect of the
            --------------------
Merger shall be as provided in the applicable provisions of the OBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties (including, without limitation, those arising under executory agreements, contracts and licenses) of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     2.4    Articles of Incorporation and Bylaws
            ------------------------------------

                (a) Unless otherwise determined by Parent prior to the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation at the Effective Time until thereafter amended in accordance with the OBCA and as provided in such Articles of Incorporation.

                (b) Unless otherwise determined by Parent prior to the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with the OBCA and such Bylaws.

     2.5  Directors and Officers. Unless otherwise determined by Parent prior to
          ----------------------
the Effective Time, the directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time, in accordance with the provisions of the OBCA and the Articles of Incorporation and Bylaws of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

        2.6    Net Worth True-Up
               -----------------

                 (a) No later than five (5) business days prior to the Closing Date, the Company shall deliver to Parent an estimated statement, prepared in good faith, of the Closing Net Worth (as defined below) of the Company as of the Closing Date (the "Estimated Closing Balance Sheet"), which Estimated Closing Balance Sheet shall be in form and substance reasonably satisfactory to Parent. On the Closing Date, the Aggregate Consideration to be received by all Stockholders pursuant to Section 2.7 shall be reduced pro rata by the cash and share amount if any, by which $750,000 (the "Base Net Worth") exceeds the Closing Net Worth (as defined below) as set forth in the Estimated Closing Balance Sheet (the "Interim Price Adjustment"). As used in this Section 2.6, "Closing Net Worth" shall mean total assets less total liabilities of the Company, determined in accordance with GAAP.

                 (b) Within seventy-five (75) days following the Closing Date, Parent's independent auditors ("Parent's Accountants") shall furnish Stockholders with a report (the "Company Net Worth Report"), which shall set forth, in reasonable detail, the Closing Net Worth of the Company as of the Closing Date calculated in accordance with GAAP. In making such determination, Parent's Accountants shall prepare a balance sheet for the Company as of the Closing Date audited by

Parent's Accountants and shall include such audited balance sheet, and their report thereon, as part of the Company Net Worth Report, each prepared in accordance with GAAP. The Company Net Worth Report shall indicate the procedures employed by Parent's Accountants in preparing the Company Net Worth Report and shall contain such other financial information and methods of calculation as may be reasonably necessary for Stockholders to evaluate the accuracy thereof. Stockholder Representative (who shall have the right to act on behalf of all Stockholders pursuant to this Section 2.6) shall have a period of twenty (20) days after receipt of the Company Net Worth Report to notify Parent of its acceptance or rejection (and in the case of a rejection, there shall be included in such notice the reasons for such rejection in reasonable detail) of the Company Net Worth Report. In the event no notice is received by Parent during such twenty (20) day period, the Company Net Worth Report and any required adjustments resulting therefrom shall be deemed accepted by Stockholders. In the event Stockholders shall timely reject the Company Net Worth Report, Stockholders' independent auditors ("Stockholders' Accountants") and Parent's Accountants shall promptly (and in any event within sixty (60) days following the date upon which Stockholders shall reject the Company Net Worth Report) attempt to make a joint determination of the Closing Net Worth of the Company as of the Closing Date and such determination and any required adjustments resulting therefrom shall be final and binding on the parties hereto. In the event the Stockholders' Accountants and Parent's Accountants are unable to agree upon the required Closing Net Worth determination as herein provided, within two hundred (200) days from the Closing Date, such determination shall be made by a third party accountant who shall have no prior personal or professional relationships with the Parent, Sub or the Company. Such third party accountant shall be mutually selected and agreed upon by Parent's Accountants and Stockholders' Accountants. The date upon which the final Closing Net Worth is determined shall be the "Closing Net Worth Determination Date."

                 (c) If the Company Net Worth Report shall reflect a Closing Net Worth of the Company as of the Closing Date that is less than the Closing Net Worth set forth in the Estimated Closing Balance Sheet, then the amount of such deficit (the "Deficit") shall be payable to Parent within five (5) business days of the Closing Net Worth Determination Date: (i) from the Escrow Cash in the Escrow Account provided there remains at least $187,500 in the Escrow Account immediately after such payment is made and then (ii) jointly and severally by the Stockholders with respect to any amounts not paid from the Escrow Account, in each case with regards to the Indemnity Threshold (as defined below). Within five (5) business days after the Deficit, if any, is paid in full, any amount in excess of $187,500 in the Escrow Account shall be paid to Stockholders. Promptly following the foregoing determination, Parent and the Stockholder Representative shall prepare and deliver to the Escrow Agent joint written instructions setting forth the results of each such determination, including, specifically, the amount of Escrow Cash from the Escrow Account to be delivered to Parent and/or the Stockholders, as the case may be.

        2.7    Effect on Capital Stock
               -----------------------

                 (a)  Conversion of Company Capital Stock.  At the Effective
                      -----------------------------------
Time, by virtue of the Merger and without any action on the part of the Sub, the Company or the holders of any securities of the Company, each share of the Company Capital Stock issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and converted automatically into the right to receive, upon surrender of the certificate(s) representing such shares of Company Capital Stock and upon the terms and subject to the conditions set forth in Section 2.6, this Section 2.7 and throughout this Agreement, such number of Parent Common Stock equal to the Exchange Ratio; provided a certain number of such shares shall constitute Escrow Shares and shall be placed in escrow in accordance with the terms hereof.

                 (b)  Timing of Payment of Aggregate Consideration.
                      --------------------------------------------

                      (1) At the Effective Time the Stockholders together shall receive the Merger Shares, less the Escrow Shares;

                      (2) At the Effective Time the Escrow Shares and Escrow Cash shall be placed in the Escrow Account, which shall be placed with the Escrow Agent pursuant to the terms of the Escrow Agreement;

                      (3) Within three (3) business days of the Effective Time, the Stockholders together shall receive from the Parent the Cash Consideration, less the Escrow Cash.

                 (c)  Assumption of Company Options.
                      -----------------------------

                      (1) At the Effective Time, each outstanding Company Option granted under the Plan shall be deemed to constitute an option (an "Assumed Option") to acquire, on the same terms and conditions as were applicable under the Company Option, a number of Parent Common Stock equal to the number of shares of Company Capital Stock that could have been purchased under the Company Option multiplied by the Option Exchange Ratio (with the resulting number of shares being rounded down to the nearest whole share), at a price per share of Parent Common Stock equal to the option exercise price (rounded up to the nearest whole cent) of the Company Option divided by the Option Exchange Ratio. After the Effective Time, Parent will issue to each holder of an outstanding Assumed Option a notice describing the foregoing assumption of such Assumed Option by Parent.

                 (d) Withholding Taxes. Any Cash Consideration or Merger
                     -----------------
Shares issuable pursuant to Section 2.7(b) to any Stockholder shall be subject to, and reduced by, the amount, if any, of any state, federal and foreign withholding taxes incurred (and not previously paid by or on behalf of the Company) in connection with the acquisition of Company Capital Stock upon the exercise of Company Options, if any, that had its vesting accelerated or the payment of a bonus in the form of capital stock of the Company, if any, by such Stockholder. For purposes of any such reduction, Parent Common Stock shall be valued at the Closing Stock Price. As a condition of receipt by each Stockholder of their respective portion of the Aggregate Consideration, each Stockholder shall deliver an executed Form W-9 at the Closing.

        2.8  Escrow
             ------

                 (a) Prior to the Closing Date, Parent shall appoint Chase Manhattan Bank and Trust Company, N.A. (the "Escrow Agent"), and shall execute and deliver the Escrow Agreement. On the Closing Date, Parent shall deliver to the Escrow Agent the Escrow Cash and a certificate representing the Escrow Shares. The Escrow Cash and the Escrow Shares shall be held by the Escrow Agent for the benefit of the Parent to secure each Stockholder's compliance with the Escrow Agreement and, on a non-exclusive basis, Parent Indemnity Claims pursuant to Section 8.2 hereof. Except as otherwise expressly provided in this Agreement, the Escrow Cash and the Escrow Shares shall not limit the amount of, and do not constitute the exclusive remedy for, any Parent Indemnity Claims.
The Escrow Cash and the Escrow Shares shall be held by the Escrow Agent for a period of two (2) years after the Closing Date under the Escrow Agreement pursuant to the terms thereof.

                 (b) Except to the extent of the return of forfeited Escrow Cash and Escrow Shares to the Parent and Parent Indemnity Claims that have been made and have been determined to be valid or not yet determined to be invalid pursuant to Section 8.2 hereof, the Escrow Cash and Escrow Shares shall be delivered to Stockholders in the name of such Stockholders promptly following the two (2) year anniversary of the Closing Date. During the period in which the Escrow Shares are retained in escrow, the Stockholders shall be entitled to vote the Escrow Shares, shall be entitled to receive cash dividends, if any, paid thereon pursuant to the terms of the Escrow Agreement and shall be entitled to all other benefits of ownership, including stock splits, exchanges or other recapitalizations.

                 (c) The execution and adoption of this Agreement and the approval of the Merger by the Stockholders shall constitute approval of the Escrow Agreement and of all arrangements relating thereto, including without limitation the placement of the Escrow Cash and the Escrow Shares in escrow and the appointment of the Escrow Agent and the Stockholder Representative.

        2.9  Earnout Payments.
             ----------------

                 (a) The Shareholders will have the ability to receive from the Parent, in the aggregate, an additional 1,625,000 shares of Parent Common Stock (the "Contingent Shares") depending on the Surviving Corporation's achievement of revenue targets for the period from December 1, 2000 through June 30, 2004 (the "Earnout Period") and the other conditions set forth in this Section 2.9.
A payment calculated in accordance with Section 2.9(b) (each, an "Earnout Payment" and collectively, the "Earnout Payments") shall be payable on January 1, 2002, January 1, 2003, January 1, 2004 and January 1, 2005 in accordance with this Section 2.9. Each such date of payment is referred to herein as the "Payout Date."

       No Earnout Payment shall be made for any period in which the Incremental Revenue is zero or negative (it being understood that no excess Company revenue above the Actual Revenue for any period shall be applied to any future or past period.

                 (b) During the First Period (as defined below), the Stockholders together shall be issued in aggregate that number of Contingent Shares equal to a number arrived at by applying the following formula: (i) the actual revenue (the "First Period Actual Revenue") of the First Period reduced by (ii) $1,575,000 (such sum being herein referred to as the "First Period Incremental Revenue") with (iii) the First Period Incremental Revenue then being multiplied by the Lodestar (as defined below) and (iv) the resulting number being divided by the Earnout Share Price (as defined below).

       During the Second Period (as defined below), the Stockholders shall be issued that number of Contingent Shares equal to a number arrived at by applying the following formula: (i) the actual revenue (the "Second Period Actual Revenue") of the Second Period reduced by (ii) the greater of: (x) $3,375,000 or
(y) 1.71 multiplied by the First Period Actual Revenue (such sum being herein referred to as the "Second Period Incremental Revenue") with (iii) the Second Period Incremental Revenue then being multiplied by the Lodestar and (iv) the resulting number being divided by the Earnout Share Price.

       During the Third Period (as defined below), the Stockholders shall be issued that number of Contingent Shares equal to a number arrived at by applying the following formula: (i) the actual revenue (the "Third Period Actual Revenue") of the Third Period reduced by (ii) the greater of: (x) $4,218,750 or
(y) the Second Period Actual Revenue (such sum being herein referred to as the "Third Period Incremental Revenue") with (iii) the Third Period Incremental Revenue then being multiplied by the Lodestar and (iv) the resulting number being divided by the Earnout Share Price.

       During the Fourth Period (as defined below), the Stockholders shall be issued that number of Contingent Shares equal to a number arrived at by applying the following formula: (i) the actual revenue (the "Fourth Period Actual Revenue") of the Fourth Period reduced by (ii) the greater of: (x) $4,218,750 or
(y) the Third Period Actual Revenue (such sum being herein referred to as the "Fourth Period Incremental Revenue") with (iii) the Fourth Period Incremental Revenue then being multiplied by the Lodestar and (iv) the resulting number being divided by the Earnout Share Price.

       The "First Period" is the period beginning on December 1, 2000 and ending June 30, 2001; the "Second Period" is the period beginning on July 1, 2001 and ending on June 30, 2002; the "Third Period" is the period beginning on July 1, 2002 and ending on June 30, 2003; and the "Fourth Period" is the period beginning on July 1, 2003 and ending on June 30, 2004. The "Lodestar" shall equal 2.2 in the First Period. In the Second, Third and Fourth Period, the Lodestar shall be 2.2 if the Surviving Company achieves a Net Operating Profit of at least $489,000 in the applicable period; in all other cases the Lodestar shall equal 1.65. The "Earnout Share Price" shall equal the greater of: (i) 90% of the average closing prices on the Nasdaq National Market of the Parent Common Stock for the five (5) trading days ending on the last date of the First Period, Second Period, Third Period or Fourth Period, as applicable and (ii) $6.00 accreting at ten percent (10%) per annum as measured on the last day of the First Period, Second Period, Third Period or Fourth Period, as applicable. Provided, that in no case shall the aggregate Parent Common Stock issued pursuant to this Section 2.9 (including Section 2.9(c)) exceed the lesser of:
(i) 1,625,000 shares or (ii) $9,750,000 in value (calculated at the applicable Earnout Share Price).

                 (c) In the event that Donald Dunstan's employment with the Surviving Corporation is (i) terminated on or before the June 30, 2003 and if such termination is for "Cause" pursuant to Section 5(i) or (ii) of that certain Employment Agreement between the Surviving Corporation and Mr. Dunstan dated the date even herewith (the "Dunstan Employment Agreement") then the Stockholders shall be issued a number of shares such that the Stockholders shall have earned not less than 250,000 Contingent Shares on the date of such termination or (ii) terminated on or before June 30, 2004, and such termination is for other than "Cause" then the Stockholders shall be issued a number of shares such that the Stockholders shall have not earned less than 400,000 Contingent Shares.

                 (d) The Stockholders acknowledge (i) that as the sole shareholder of the Surviving Corporation, Parent and its designees to the board of directors of the Surviving Corporation will have the power and right to control all aspects of the business and operations of the Surviving Corporation, including without limitation, the hiring, firing and compensation of employees, the pricing and terms of sale of the Surviving Corporation products and services, the making or not of capital expenditures, the settlement or not of claims and the management of all litigation and disputes with third parties (including suppliers, customers, competitors, employees, consultants and agents); (ii) that Parent and its designees to the board of directors of the Surviving Corporation intend to exercise or refrain from exercising such power and right as they may deem appropriate and in the best overall interests of Parent and its Subsidiaries as a whole taking into account their respective conditions and prospects from time to time (rather than the best interest of the Surviving Corporation as a separate entity); and (iii) that Parent's operation of the Surviving Corporation's business may impact the timing of revenue recognition in a manner which could decrease the Surviving Corporation's revenue for any period; provided that the Parent's Board of Directors shall act reasonably and in good faith in connection with this Section 2.9.

       2.10   Stockholder Representative
              --------------------------

                 (a)  Appointment.  Donald Dunstan shall be appointed as the
                      -----------
Stockholder Representative and as such shall serve as and have all powers as agent and attorney-in-fact of each Stockholder, for and on behalf of such Stockholders to, among other things, give and receive notices and communications; to have authority to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any disputes involving any Parent Indemnity Claims made by the Parent and the retaining of Escrow Shares by the Parent thereunder; to sign receipts, consents, or other documents to effect the transactions contemplated hereby; and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing. If the Stockholder Representative ceases to act as the Stockholder Representative for any reason, such Stockholder Representative or his agent shall notify the Parent of such Stockholder Representative's intent to resign as Stockholder Representative, and Stockholders entitled to receive a majority of the Escrow Shares (assuming no claim by the Parent has been made for any such Escrow Shares) shall, by written notice to the Parent, appoint a successor Stockholder Representative within thirty (30) days. Notice or communications to or from any Stockholder Representative shall constitute notice to or from each of the Stockholders.

                 (b)  Successor Stockholder Representative.  In the event of (i)
                      ------------------------------------
the death or permanent disability of the Stockholder Representative, (ii) his, her or its resignation as a Stockholder Representative, or (iii) removal of the Stockholder Representative by Stockholders entitled to receive a majority of the Escrow Shares (assuming no claim by the Parent has been made for any such Escrow Shares), a successor Stockholder Representative shall be elected by Stockholders entitled to receive a majority of the Escrow Shares (assuming no claim by the Parent has been made for any such Escrow Shares). Each successor Stockholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholder Representative, and the term "Stockholder Representative" as used herein shall be deemed to include successor Stockholder Representative.

                 (c)  No Liability.  The Stockholder Representative may, in all
                      ------------
questions arising under this Agreement and the Escrow Agreement, rely on the advice of counsel, and shall not be liable for any action taken or not taken as a Stockholder Representative in the absence of such Stockholder Representative's gross negligence or willful misconduct.

                 (d)  Authority.  A decision, act, consent or instruction of the
                      ---------
Stockholder Representative shall constitute a decision of all the Stockholders, and shall be final, binding and conclusive upon each of the Stockholders. The Parent and the Company may rely upon any decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each and all of the Stockholders. Parent and the Company are relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction. Although the Stockholder Representative shall not be obligated to obtain instructions from the Stockholders prior to any decision, act, consent or instruction, if, and to the extent that, the Stockholder Representative receives any written instructions from Stockholders entitled to receive a majority of the Escrow Shares held by the Escrow Agent, the Stockholder Representative shall comply with such instructions.

                 (e)  Expenses.  The Stockholders shall share, on a pro rata
                      --------
basis in relation to their holdings of Company Capital Stock, Company Options and Company Purchase Rights, the cost of any attorney, accountants or other advisors retained by the Stockholder Representative in connection with any action taken or not taken as a Stockholder Representative. The Stockholder Representative shall be entitled to request in writing and the Parent shall withhold from any escrow payments to the Stockholders, upon such request, amounts payable to attorney, accountants or other advisors which amounts shall be paid to such individuals or the Stockholder Representative, as set forth in the request submitted by the Stockholder Representative.

        2.11  Surrender of Certificates.
              -------------------------

                 (a)  Parent to Provide Cash Consideration and the Merger
                      ---------------------------------------------------
Shares.  Concurrently with or promptly after the Effective Time, Parent shall
------
make available to its Transfer Agent for exchange in accordance with this
Section 2, the Merger Shares issuable pursuant to Section 2.7 (as adjusted, if at all, by Sections 2.6 and 6.3 hereof) in exchange for outstanding shares of Company Capital Stock; provided, however, that on behalf of the Stockholders, Parent shall deposit into Escrow the Escrow

Shares out of the aggregate number of Merger Shares otherwise issuable to the Stockholders pursuant to Section 2.7(c). Within three business days, the Parent shall pay by wire transfer the Cash Consideration to an account designated by the Stockholders; provided, however, that on behalf of the Stockholders, Parent shall deposit into Escrow Account the Escrow Cash otherwise payable to the Stockholders pursuant to Section 2.7(c).

                 (b)  Exchange Procedures.  At the Effective Time, Parent shall
                      -------------------
cause the Transfer Agent to mail, or otherwise deliver, to each holder of record a certificate(s) which, immediately prior to the Effective Time, represented outstanding shares of Company Capital Stock (the "Certificates"), whose shares were converted into the right to receive Cash Consideration and Merger Shares pursuant to Section 2.7, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Transfer Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Cash Consideration and certificate(s) representing Parent Common Stock. Upon surrender of Certificates for cancellation to the Transfer Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor Cash Consideration and certificate(s) representing the number of whole Parent Common Stock, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the ownership of Cash Consideration and the number of full Parent Common Stock into which such shares of Company Capital Stock shall have been so converted.

                 (c)  Distributions With Respect to Unexchanged Shares.  No
                      ------------------------------------------------
dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificates with respect to the Parent Common Stock represented thereby until the holder of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Transfer Agent shall deliver to the record holder thereof, without interest, certificate(s) representing whole Parent Common Stock issued in exchange therefor.

                 (d) Transfers of Ownership. If any certificate for Parent Common Stock is to be issued in a name other than that in which the Certificates surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of Cash Consideration and the issuance of a certificate for Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

                 (e)  No Liability.  Notwithstanding anything to the contrary in
                      ------------
this Section 2.11, neither the Transfer Agent, the Surviving Corporation, the Parent nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        2.12   No Further Ownership Rights in Company Capital Stock.  Except as
               ----------------------------------------------------
provided in Section 2.9 and Section 2.7(c), the Cash Consideration and the Merger Shares paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid with respect to fractional Parent Common Stock) shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.

        2.13   Lost, Stolen or Destroyed Certificates.  In the event any
               --------------------------------------
certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Transfer Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, Cash Consideration and such Parent Common Stock as may be required pursuant to Section 2.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such amount as it may reasonably direct against any claim that may be made against Parent or the Transfer Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

        2.14   Tax and Accounting Consequences. It is intended by the parties
               -------------------------------
that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties intend that the Merger shall be treated as a purchase for accounting purposes.

        2.15   Taking of Necessary Action; Further Action. If at any time after
               ------------------------------------------
the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Sub, and the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   SECTION 3

                       REPRESENTATIONS AND WARRANTIES OF
                       THE COMPANY AND THE STOCKHOLDERS

        The Company and Stockholders, jointly and severally, represent and warrant to Parent and Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by the Company and Stockholders to Parent and Sub (the "Disclosure Schedule") and dated as of the date hereof as follows:

        3.1  Organization of the Company
             ---------------------------

                 (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Oregon. The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business except where the failure to be so qualified or licensed would not have a Material Adverse Effect. The Company has delivered a true and correct copy of its Articles of Incorporation and Bylaws, each as amended to date and in full force and effect on the date hereof, to Parent. Schedule 3.1 lists the directors and officers of the Company. The Company does not have, and has never had, any subsidiaries and does not otherwise own, and has not otherwise owned, any share in the capital of or any interest in, or control of, directly or indirectly, any corporation, partnership, association, joint venture or other business entity.

        3.2   Company Capital Structure
              -------------------------

                 (a) The authorized capital stock of the Company consists of 5,000,000 shares of capital stock, all of which shares are designated common stock. There are no shares of preferred stock outstanding as of the date hereof and there has never been any shares of preferred stock actually or effectively issued since the date of incorporation of the Company, and 1,000,000 shares of common stock are issued and outstanding as of the date hereof. As of the date hereof, the capitalization of the Company is as set forth on Schedule 3.2(a).
                                                             ---------------
Assuming the same total capitalization as on the date hereof, the total number of shares of Company Capital Stock, Company Options and Company Purchase Rights outstanding as of immediately prior to the Effective Time will be as set forth in Schedule 3.2(a). The Company Capital Stock, Company Options and Company
   ---------------
Purchase Rights are held by the persons with the domicile addresses and in the amounts set forth on Schedule 3.2(a). All outstanding shares of Company Capital
                     ---------------
Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company, or any agreement to which the Company is a party or by which it is bound. All outstanding shares of Company Capital Stock, Company Options and Company Purchase Rights have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company) in compliance with all applicable federal and state securities laws. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no other capital stock authorized, issued or outstanding. The requisite vote required to approve the Merger under applicable law, the Company's Articles of Incorporation, Bylaws and any other agreement to which the Company or any other Stockholder is bound is the holders of a majority of the outstanding common stock.

                 (b) Except for the Plan, the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. The Company will prior to Close reserve 203,369 shares of common stock for issuance to employees and directors of, and consultants to, the Company upon the exercise of options granted under the Plan, of which subject to Section 7.2(n), (i) no shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plan, and (ii) no shares have been issued, as of the date hereof, upon the exercise of options granted under the Plan. Except as described above, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. As long as each outstanding Company Option is assumed by the Parent pursuant to Section 2.7(d), then as a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of capital stock are outstanding.

        3.3   Authority. The Company and Stockholders have all requisite power
              ---------
and authority to enter Merger into this Agreement and any Related Agreements (as defined below) to which they are party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company and either of the Stockholders is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and Stockholders, and no further action is required on the part of the Company or Stockholders to authorize the Agreement or any Related Agreements to which they are party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement and the transactions contemplated hereby by the Stockholders. As of the date hereof, this Agreement and the Merger have been unanimously approved by the Board of Directors of the Company and such Board of Directors will recommend to the Stockholders to vote in favor of this Agreement, the Merger and the transactions contemplated thereby. The affirmative vote of the holders of a majority of the shares of common stock outstanding is the only vote of the holders of any of the Company's common stock necessary under the Articles of Incorporation, as amended to date, and OBCA to approve this Agreement and the transactions contemplated hereby. This Agreement and any Related Agreements to which the Company and/or Stockholders are a party has been duly executed and delivered by the Company and the Stockholders, as the case may be, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company and Stockholders, enforceable against each such party in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. For the purposes of this Agreement, the term "Related Agreements" shall mean the Articles of Merger, the Escrow Agreement, the Stockholder Agreements, the Key Employee Agreements and any other agreements to which the Company, the Stockholders, or any Key Employee is a party or that it enters into in order to consummate the transactions contemplated thereby.

        3.4   No Conflict . The execution and delivery by the Company and
              -----------
Stockholders of this Agreement and any Related Agreement to which the Company and/or the Stockholders is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Articles of Incorporation or Bylaws of the Company, each as amended to date, (ii) any Contract to which the Company or any of its properties or assets (including intangible assets), or to which either of the Stockholders, is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties (tangible and intangible) or assets, or applicable to either of the Stockholders.

        3.5   Consents. No consent, waiver, approval, order or authorization of,
              --------
or registration, declaration or filing ("Consents") with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a "Governmental Entity") or any third party, including a party to any Contract with the Company (so as not to trigger any Conflict), is required by or with respect to the Company or Stockholders in connection with the execution and delivery of this Agreement, any of the Related Agreements to which the Company or Stockholders is a party, or the consummation of the transactions contemplated hereby or thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Oregon, (iii) the approval of this Agreement and the transactions contemplated hereby by the Stockholders, and (iv) to the extent the failure to obtain such Consent would not cause a loss to the Surviving Corporation in excess of $50,000 per contract or $200,000 in the aggregate. Following the Effective Time, upon receipt of any required consent to assign, the Company will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than amounts or consideration which the Company would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

        3.6   Company Financial Statements. Schedule 3.6 sets forth the
                                            ------------
Company's unaudited financial statements for the fiscal years ended November 30, 1999 and November 30, 1998, the unaudited financial statements for the nine-month period ended September 30, 2000 and any unaudited monthly financial reports after September 30, 2000 and the related statements of income, cash flow and Stockholders' equity (collectively, the "Financials"). Other than the September 30, 2000 financial statements and financial reports, the Financials are correct in all material respects and have been prepared in accordance with GAAP consistently applied on a basis consistent throughout the periods indicated and consistent with each other. The September 30, 2000 financial statements and financial reports have been prepared by Company's management consistent with past practices and fairly present the operations of the Company for the period then ended, other than liabilities individually not in excess of $50,000 or in the aggregate not in excess of $100,000. The Financials present fairly the financial condition, operating results and cash flows of the Company (and its predecessors) as of the dates and during the periods indicated therein subject, in the case of unaudited financial statements, to normal year end adjustments. The Company's unaudited balance sheet as of September 30, 2000 is referred to hereinafter as the "Current Balance Sheet." Company maintains and will continue, prior to the Effective Time, to maintain a standard system of accounting established and administered in accordance with GAAP.

        3.7   No Undisclosed Liabilities. The Company has no liabilities,
              --------------------------
indebtedness, obligations, expenses, claims, deficiencies, guaranties or endorsements of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which, in the aggregate are not in excess of $10,000 and which individually or in the aggregate (i) have not been adequately reflected in the Current Balance Sheet, or (ii) have not arisen in the ordinary course of business consistent with past practices since September 30, 2000.

        3.8   No Changes. Since September 30, 2000, there has not been, occurred
              ----------
or arisen any:

                 (a) transaction by the Company except in the ordinary course of business consistent with past practices;

                 (b) amendments or changes to the Articles of Incorporation or Bylaws of the Company;

                 (c) capital expenditure or capital expenditure commitment by the Company exceeding $10,000 individually or $25,000 in the aggregate;

                 (d) payment, discharge or satisfaction, in any amount in excess of $10,000 in any one case, or $25,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

                 (e) destruction of, damage to or loss of any material assets or material business of the Company or loss of any customer (whether direct or indirect) accounting for more than 10% of gross revenue of the Company on a trailing twelve month basis (in each case, whether or not covered by insurance);

                 (f) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

                 (g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;

                 (h) change in any election in respect of Taxes (as defined below), adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                 (i)  revaluation by the Company of any of its assets;

                 (j) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any common stock, or any split, combination or reclassification in respect of any shares of Company Common Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Common Stock (or options or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the agreements evidencing Company Options and distributions to Stockholders for income tax purposes pursuant to Section 5.1(f);

                 (k) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;

                 (l) any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is party or by which it or any of its assets (including intangible assets) are bound or any termination, extension, amendment or modification of the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is party or by which it or any of its assets are bound, except those entered into in the ordinary course of business;

                 (m) sale, lease or other disposition of any of the material assets or material properties of the Company or any creation of any security interest in such material assets or material properties, except for Company Intellectual Property licensed in the ordinary course of business;

                 (n) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

                 (o) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

                 (p) the commencement, settlement, notice or, to the Knowledge of the Company, or Stockholders, threat of any lawsuit or proceeding or other investigation against the Company or its affairs, or any reasonable basis for any of the foregoing;

        (q) notice to the Company, or to the knowledge of the Company and any Stockholder, director or officer of the Company, of any claim or potential claim of ownership by any person other than the Company of the Company Intellectual Property (as defined in Section 3.12 below) owned by or developed or created by the Company or of infringement by the Company of any other person's Intellectual Property (as defined in Section 3.12 below);

        (r) issuance or sale, or contract to issue or sell, by the Company of any shares of Company Common Stock, any other form of capital stock or securities convertible into, or exercisable or exchangeable for, shares of Company Common Stock, any other form of capital stock, or any securities, warrants, options or rights to purchase any of the foregoing;

        (s) other than in the ordinary course of business, consistent with past practice (i) sale or license of any Company Intellectual Property or entering into of any agreement with respect to the Company Intellectual Property with any person or entity or with respect to the Intellectual Property of any person or entity, (ii) purchase or license of any Intellectual Property or entering into of any agreement with respect to the Intellectual Property of any person or entity, (iii) agreement with respect to the development of any Intellectual Property with a third party, or (iv) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

        (t) agreement or modification to agreement pursuant to which any other party was granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company;

        (u)  hiring or termination of employees of the Company;

        (v) to the knowledge of the Stockholders, event or condition of any type that has had or is reasonably likely to have a Material Adverse Effect on the Company; or

        (w) agreement by the Company or any officer or employees on behalf of the Company to do any of the things described in the preceding clauses (a) through (v) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

  3.9  Tax Matters.
       -----------

        (a)  Definition of Taxes.  For the purposes of this Agreement, the term
             -------------------
"Tax" or, collectively, "Taxes" shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and
(iii) any liability for the
payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

  (b)  Tax Returns and Audits.
       ----------------------

        (1) As of the Effective Time, the Company will have prepared and timely filed by its due date all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law. Schedule 3.9(b)(1) sets forth the list of each Return the
                ------------------
Company has been required to file and the list of Returns actually filed by the Company for the tax year ended November 30, 1993 and each subsequent year.

        (2) As of the Effective Time, the Company (A) will have timely paid all Taxes it is required to pay and withheld with respect to its employees, and timely paid over to the appropriate tax authority all federal and state income taxes, Federal Insurance Contribution Act ("FICA"), Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld, and (B) will have accrued on the Current Balance Sheet all liabilities for Taxes, whether asserted or unasserted, contingent or otherwise, attributable to the periods preceding the Current Balance Sheet and will not have incurred any liability for Taxes for the period commencing after the date of the Current Balance Sheet and ending immediately prior to the Effective Time, other than in the ordinary course of business.

        (3) The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

        (4) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination. There has been no correspondence or communications between the Company and any Tax authority that will or may reasonably be expected to result in an increase of Taxes previously reported.

        (5) The Company has made available to Parent, its legal counsel and its accountants, copies of all foreign, federal, state and local income and all state and local sales and use Returns for the Company filed for all periods for the tax year ended November 30, 1993 and each subsequent year.

        (6) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

        (7) Neither the Company nor either of the Stockholders has Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

        (8) None of the Company's assets is treated as "tax-exempt use property," within the meaning of Section 168(h) of the Code.

        (9) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

        (10) The Company is not party to any tax sharing, indemnification or allocation agreement nor does the Company owe any amount under any such agreement.

        (11) The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income Tax deductions is accurately reflected in all material respects on the Company's tax books and records.

        (12) The Company is not, and has not been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

        (13) No adjustment relating to any Return filed by the Company has been proposed formally or, to the Knowledge of the Company or Stockholders, informally by any tax authority to the Company or any representative thereof.

        (14) The Company has (a) never been a member of an affiliated group (within the meaning of Code (S)1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) no liability for the Taxes of any person (other than Company) under Treas. Reg.
(S)1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, and (c) never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

        (15) The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement, or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

  (c)  Executive Compensation Tax.  There is no contract, agreement, plan or
       --------------------------
arrangement to which the Company is a party, including, without limitation, the provisions of this Agreement, covering any employee or former employee of the Company, which, individually or collectively, could give rise to the payment as a result of or in connection with the Merger of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

  3.10  Restrictions on Business Activities. There is no agreement
        -----------------------------------
(noncompetition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

  3.11  Title of Properties; Absence of Liens and Encumbrances; Condition of
        --------------------------------------------------------------------
        Equipment.
        ---------

        (a) The Company owns no real property, nor has it ever owned any real property. Schedule 3.11(a) sets forth a list of all real property currently
           ----------------
leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or, to the Knowledge of the Company or Stockholders, by any other party.

        (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract materially from the value or interfere materially, or interfere with the present use, of the property subject thereto or affected thereby.

        (c)  Schedule 3.11(c) lists all material items of equipment (the
             ----------------
"Equipment") owned or leased by the Company and such Equipment is (i) adequate for the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted, and (ii) in operating condition, regularly and properly maintained, subject to normal wear and tear.

        (d) The Company has sole and exclusive ownership, free and clear of any Liens (as defined in Section 3.9(b)(6)), of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the "Customer Information"). No person other than the Company possesses any claims or rights with respect to use of the Customer Information.

  3.12  Intellectual Property.
        ---------------------

        (a)  Definitions.  For all purposes of this Agreement, the following
             -----------
terms shall have the following respective meanings:

  "Intellectual Property" shall mean any or all of the following (i) works of
   ---------------------
authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, development tools, documentation, designs, files, records, data and all media on which any of the foregoing is recorded, all Web addresses, sites and domain names, and mask works, (ii) inventions (whether or not patentable), improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, customer lists and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, Web addresses and sites, (vii) tools, methods and processes, and (viii) all instantiations and disclosures of the foregoing in any form and embodied in any media and all documentation related to the foregoing.

  "Intellectual Property Rights" shall mean common law and statutory rights
   ----------------------------
worldwide associated with (i) patents and patent applications, (ii) copyrights, copyrights registrations and copyrights applications and "moral" rights, (iii) the protection of trade and industrial secrets and confidential information,
(iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) logos, common law trademarks and service marks, trademark and servicemark registrations and applications and application therefor and all goodwill associated therewith throughout the world, and (vii) divisions, continuations, continuations-in-part, renewals, reissuances, provisionals, and extensions of the foregoing (as applicable), all mask works, mask work registrations and applications therefor throughout the world.

  "Company Intellectual Property" shall mean any Intellectual Property and
   -----------------------------
Intellectual Property Rights that are owned by or exclusively licensed to the Company.

  "Registered Intellectual Property Rights" shall mean Intellectual Property
   ---------------------------------------
Rights that have been registered, filed, certified or otherwise perfected by recordation with any state, government or other public legal authority anywhere in the world.

        (b)  Schedule 3.12(b) lists all Registered Intellectual Property owned,
             ----------------
in whole or in part, by, or filed in the name of, the Company (the "Company Registered Intellectual Property") and lists any proceedings or actions before any court tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights.

        (c) Each item of Company Intellectual Property, including without limitation all Company Registered Intellectual Property listed in
Schedule 3.12(b) and all Intellectual Property licensed to the Company, is free
----------------
and clear of any Liens or other encumbrances. The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property.

        (d) To the extent that any Intellectual Property has been developed or created independently or jointly by any person other than the Company for which the Company has, directly or indirectly, paid or otherwise sought to obtain rights thereon, the Company has a written agreement with such person with respect thereto, and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property therein and associated Intellectual Property Rights by operation of law or by valid assignment.

        (e) The Company has not transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other person.

        (f) Other than Intellectual Property Rights acquired pursuant to "shrink-wrap" (which, for the purposes of this Agreement, includes "shrink-wrap" licenses for source code and/or binary code) and similar widely available binary code and commercial end-user licenses, the Company Intellectual Property constitutes all the Intellectual Property and Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it currently is conducted, including without limitation the design, development, manufacture, use, import and sale of products, technology and services (including products, technology or services currently under development). Consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of the Company in any Company Intellectual Property.

        (g) There are no contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property and Intellectual Property Rights that obligates the Company to make payments to third parties after the Closing Date. No person who has licensed Intellectual Property or Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such Intellectual Property which has been licensed to the Company.

        (h) There are no contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guarantee or otherwise assume or incur any obligation or liability or provide a right of rescission (a "Warranty Obligation") with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company, other than (i) "shrink-wrap" and similar widely available binary code and commercial end-user licenses
(ii) licenses, contracts and agreements entered into prior to January 1, 1995, that resulted in payments from the Company on or after January 1, 1989 in an amount less than $25,000 per end-user license or license, and (iii) licenses, contracts and agreements in which the Warranty Obligation is limited to the purchase price or similar fee paid to the Company under such agreement.

        (i) The operation of the business of the Company as it currently is conducted, including but not limited to the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company has not, does not and will not infringe or misappropriate the

Intellectual Property Rights of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has received no notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is the Company or the Stockholders aware of any basis therefor).

        (j) Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees payable by the Company in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. There are no actions that must be taken by the Company within 60 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Intellectual Property Rights. For each product, technology or service of the Company that constitutes or includes a copyrightable work and is currently marketed or sold, or might reasonably in the forseeable future be marketed or sold, the Company has registered the copyright in the latest version of such work with the United States Copyright Office. In each case in which the Company has acquired any Intellectual Property rights from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights to the Company and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

        (k) There are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute known to the Company or Stockholders regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

        (l) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Sub by operation of law or otherwise (to the extent that such transactions are deemed to effect such assignment) of any contracts or agreements to which the Company is a party, will result in: (i) Parent, Sub or the Company granting to any third party any right to or with respect to any Intellectual Property or Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent, Sub or the Company being bound by, or subject to, any non-compete or other material restriction on the operation or scope or their respective businesses, or (iii) Parent, Sub or the Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

        (m) To the Knowledge of the Company and Stockholders, no person is infringing or misappropriating any Company Intellectual Property.

        (n) The Company has taken all steps that are reasonably required to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee and consultant to execute a non-disclosure agreement substantially in the form attached hereto as Exhibit F, and all current employees and employees employed on or after January 1, 1996 and current and former consultants of the Company have executed such an agreement in substantially the Company's standard form. A copy of all such executed agreements has been delivered to Parent.

        (o) No Company Intellectual Property or Intellectual Property Rights or service of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

        (p) To the Knowledge of the Company and Stockholders, no (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company, or (iii) conduct or statement of Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any law or regulation.

        (q) None of the Company Intellectual Property was developed by or on behalf of or using grants or any other subsidies of any Governmental Entity.

  3.13  Agreements, Contracts and Commitments.
        -------------------------------------

        (a)  The Company is not party to nor is it bound by:

                (1) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;

                (2) any agreement or plan, including without limitation any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                (3)  any fidelity or surety bond or completion bond;

                (4) any lease of personal property having an annual rental rate in excess of $10,000 individually or $25,000 in the aggregate;

                (5) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000 individually or $25,000 in the aggregate;

                (6) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business;

                (7) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

                (8) any purchase order or contract for the purchase of materials involving in excess of $10,000 individually or $25,000 in the aggregate;

                (9)  any construction contracts;

                (10) any dealer, distribution, joint marketing or development agreement;

                (11) any sales representative, original equipment manufacturer, value added, remarketer, reseller or independent software vendor or other agreement for use or distribution of the Company's products, technology or services; or

                (12) any other agreement, contract or commitment that involves the payment of $10,000 individually or $25,000 in the aggregate or more and is not cancelable without penalty within 30 days.

                (13) The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract, covenant, instrument, lease, license or commitment to which it is a party or by which it is bound (collectively a "Contract"), nor is the Company or either of the Stockholders aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect, nor, to the Company's or Stockholders' Knowledge, is any party obligated to the Company pursuant thereto subject to any default thereunder.

  3.14  Interested Party Transactions. No officer, director or Stockholder has
        -----------------------------
or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell, (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) a beneficial interest in any Contract to which the Company is a party; provided, however, that ownership of no more than 1% of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an "interest in any entity" for purposes of this Section 3.14.

  3.15  Governmental Authorization.  Each consent, license, permit, grant or
        --------------------------
other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company's business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, "Company Authorizations") has been issued or granted to the Company, except for such Company Authorizations the failure to obtain, individually or in the aggregate, would not have a Material Adverse Effect. The Company Authorizations are in full force and effect, and shall remain in full force and effect without modification after the Closing, and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

  3.16  Litigation.  There is no action, suit, claim or proceeding of any nature
        ----------
pending, or to the Knowledge of the Company or Stockholders, threatened against the Company, its properties (tangible or intangible) or any of its officers or directors, nor to the Knowledge of the Company or Stockholders is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of the Company or Stockholders, threatened against the Company, any of its properties (tangible or intangible) or any of its officers or directors by or before any Governmental Entity, nor is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as presently contemplated to be conducted.

  3.17  Inventories.  The inventories set forth in the Current Balance Sheet
        -----------
were properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP consistently maintained and applied by the Company. Since the date of the Current Balance Sheet, the inventories of the Company have been maintained in the ordinary course of business. All such inventories are owned free and clear of all Liens. All of the inventories recorded on the Current Balance Sheet consist of, and all inventories of the Company on the Closing Date will consist of, items of a quality usable or saleable in the normal course of business consistent with past practices and are and will be in quantities sufficient for the normal operation of the business of the Company in accordance with past practice.

  3.18  Accounts Receivable.
        -------------------

        (a) The Company has made available to Parent and its accountants a list of all accounts receivable of the Company as of September 30, 2000, together with a range of days elapsed since invoice. All of the Company's accounts receivable arose in the ordinary course of business, and are collectible except to the extent of reserves therefor set forth in the Estimated Closing Balance Sheet. No person has any Lien on any of the Company's accounts receivable and no request or agreement for deduction or discount in any material respect has been made with respect to any of the Company's accounts receivable.

        (b)  Schedule 3.18(b) sets forth the customers of the Company, as well
             ----------------
as the aggregate dollar amount of business between the customer and the Company, from the beginning of fiscal year 2000 to date. Since January 1, 1998, the Company has not received any customer complaints that the Company has not been able to address to the satisfaction of the complainant.

  3.19  Minute Books. The minutes of the Company made available to counsel for
        ------------
Parent are the only minutes of the Company and contain accurate summaries of all meetings of the Board of Directors (or committees thereof) of the Company and its Stockholders or actions by written consent since the time of incorporation of the Company.

  3.20  Environmental Matters.
        ---------------------

        (a)  Hazardous Material.  The Company has not: (i) operated any
             ------------------
underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased, or (ii) illegally released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including without limitation any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon, or any other substance that may be the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law (a "Hazardous Material"), but excluding office and janitorial supplies properly and safely maintained. To the Knowledge of the Shareholders, without investigation, no Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

        (b)  Hazardous Materials Activities.  The Company has not transported,
             ------------------------------
stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

        (c)  Permits.  The Company currently holds all environmental approvals,
             -------
permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities, respectively, and other businesses of the Company as such activities and businesses are currently being conducted and as currently contemplated to be conducted.

        (d)  Environmental Liabilities.  No action, proceeding, revocation
             -------------------------
proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company or Stockholders, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. Neither the Company nor Stockholders have any

Knowledge of any fact or circumstance which is reasonably likely to involve the Company in any environmental litigation or impose upon the Company any environmental liability.

  3.21  Brokers' and Finders' Fees; Third Party Expenses.  The Company has not
        ------------------------------------------------
incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

  3.22  Employee Benefit Plans and Compensation.
        ---------------------------------------

        (a)  Definitions.  For all purposes of this Agreement, the following
             -----------
terms shall have the following respective meanings:

  "Affiliate" shall mean any other person or entity under common control with
   ---------
the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

  "Company Employee Plan" shall mean any plan, program, policy, practice,
   ---------------------
contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, the Plan, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation.

  "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985,
   -----
as amended.

  "DOL" shall mean the United States Department of Labor.
   ---

  "Employee" shall mean any current or former employee, consultant or director
   --------
of the Company or any Affiliate.

  "Employee Agreement" shall mean each management, employment, severance,
   ------------------
consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company or any Affiliate and any Employee.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as
   -----
amended.

  "FMLA" shall mean the Family Medical Leave Act of 1993, as amended.
   ----

  "IRS" shall mean the United States Internal Revenue Service.
   ---

  "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is
   ------------------
a "multiemployer plan", as defined in Section 3(37) of ERISA.

  "PBGC" shall mean the United States Pension Benefit Guaranty Corporation.
   ----

  "Pension Plan" shall mean each Company Employee Plan which is an "employee
   ------------
pension benefit plan," within the meaning of Section 3(2) of ERISA.

        (b)  Schedule. Schedule 3.22(b) contains an accurate and complete list
             --------  ----------------
of each Company Employee Plan and each Employee Agreement under each Company Employee Plan or Employee Agreement. The Company has no plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Schedule 3.22(b) also sets forth a
                                             ----------------
table setting forth the name and salary of each employee of the Company.

        (c)  Documents.  Prior to the Closing, the Company will have provided to
             ---------
Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement, including (without limitation) all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vi) all material written agreements and contracts relating to each Company Employee Plan, including without limitation administrative service agreements and group insurance contracts, (vii) all communications by Donald Dunstan, Diane Dunstan, Tomoyuki Uda and Nick Witchey material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company, (viii) all correspondence to or from any governmental agency relating to any Company Employee Plan, (ix) all COBRA forms and related notices, (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan,
(xi) the three (3) most recent Plan years discrimination tests for each Company Employee Plan, and (xii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

(d)  Employee Plan Compliance.  The Company has performed all obligations
     ------------------------
required to be performed by it under, is not in default or violation of, and has no Knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending, or, to the Knowledge of the Company or Stockholders, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Surviving Corporation, the Company or any Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or Stockholders, or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan. Neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

        (e)  No Pension Plans.  Neither the Company nor any other Affiliate has
             ----------------
ever maintained, established, sponsored, participated in, or contributed to, any
(i) Pension Plans subject to Title IV of ERISA, or (ii) "multiemployer plan" within the meaning of Section (3)(37) of ERISA.

        (f)  Multiemployer and Multiple Employer Plans.  At no time has the
             -----------------------------------------
Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company nor any Affiliate has at any time maintained, established, sponsored, participated in, or contributed to any multiple employer plan, as described in Section 413(c) of the Code.

        (g)  No Post-Employment Obligations.  No Company Employee Plan provides,
             ------------------------------
or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

        (h)  Effect of Transaction.  The execution of this Agreement and the
             ---------------------
consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, except as expressly required by this Agreement.

        (i)  Employment Matters.  The Company:  (i) to the Knowledge of the
             ------------------
Company, is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees, (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company or Stockholders, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy.

        (j)  Labor.  No work stoppage or labor strike against the Company is
             -----
pending or, to the Knowledge of the Company or Stockholders, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company or Stockholders, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including without limitation charges of unfair labor practices or discrimination complaints. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

        (k)  No Interference or Conflict.  To the Knowledge of the Company or
             ---------------------------
Stockholders, no Stockholder, officer, employee or consultant of the Company is obligated under any contract or agreement subject to any judgment, decree or order of any court or administrative agency that would interfere with such person's efforts to promote the interests of the Company or that would interfere with the Company's business. To the Knowledge of the Company or Stockholders, neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted or proposed to be conducted, nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company's business as presently conducted or currently proposed to be conducted, will in any material respect conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees or consultants is now bound.

        3.23   Insurance.  Schedule 3.23 lists all insurance policies and
               ---------   -------------
fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any Affiliate. There is no claim by the Company or any Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and its Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Neither the Company nor Stockholders has any Knowledge of threatened termination of, or premium increase with respect to, any of such policies.

        3.24   Compliance with Laws.  The Company has not received any notices
               --------------------
of violation with respect to, and to the Knowledge of the Company has complied with and is not in violation of, any foreign, federal, state or local statute, law or regulation, except for such violations which are immaterial, individually and in the aggregate.

        3.25   Warranties; Indemnities.  Except for the warranties and
               -----------------------
indemnities contained in (i) "shrink-wrap" and similar widely available binary code and commercial end-user licenses,(ii) licenses granted prior to January 1, 1995, that resulted in payments to or from the Company on or after January 1, 1989 in an amount less than $25,000 per license, (iii) warranties implied by law, and (iv) licenses, contracts and agreements in which the Warranty Obligation is limited to the purchase price or similar fee paid to the Company under such agreement the Company has not given any warranties or indemnities relating to products or technology sold or services rendered by the Company.

        3.26   Complete Copies of Materials.  Prior to the Closing, the Company
               ----------------------------
will have delivered true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel, including but not limited to, all of the Company's leases, insurance policies, tax returns, software documentation (other than source code, which should be delivered at the Closing), operating budgets and forecasts which have been so requested.

        3.27   Powers of Attorney.  There are no outstanding powers of attorney
               ------------------
executed on behalf of the Company and/or the Stockholders relating to the business of the Company.

        3.28   Representations Complete.  None of the representations or
               ------------------------
warranties made by the Company or Stockholders, nor any financial statement, other written financial information or statements made in any exhibit, Schedule or certificate furnished by the Company or Stockholders pursuant to this Agreement, or to the extent prepared by the Company or the Stockholders furnished in or in connection with documents mailed or delivered to the Stockholders for use in soliciting their consent to this Agreement and the Merger, contains or will contain at the Effective Time any untrue statement of a material fact or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no event, fact or condition that has caused, or that reasonably could be expected to cause, a Company Material Adverse Effect, that has not been set forth in this Agreement or the Disclosure Schedules. The Estimated Closing Balance Sheet when delivered to Parent in accordance with this Agreement, will constitute a good faith reasonable estimate of the information purported to be shown therein. The Company will prepare such Estimated Closing Balance Sheet in good faith based upon reasonable assumptions, and that there will be a reasonable basis for the information shown therein.

        3.29   Accredited Investors.  Each of the Stockholders is an
               --------------------
"Accredited Investor" as such term is defined in Rule 501 of the Securities Act.

                                   SECTION 4

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

        Parent and Sub hereby represent and warrant to the Company and the Stockholders that on the date hereof as follows:

        4.1    Organization, Standing and Power.  Parent is a corporation duly
               --------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as currently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on the business, assets (including intangible assets), liabilities, condition (financial or otherwise), results of operations or capitalization of Parent (a "Parent Material Adverse Effect"); provided, however, changes in the trading prices of Parent Common Stock (in and of itself) shall not be deemed a Parent Material Adverse Effect.

        4.2    Authority.  Each of Parent and Sub has all requisite corporate
               ---------
power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate and perform the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, any Related Agreements to which it is a party and the consummation and performance of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and/or Sub. As of the date hereof, this Agreement and the Merger have been approved by the Board of Directors of Parent. This Agreement and any Related Agreement to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent and Sub, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

        4.3    Capital Structure.
               -----------------

               (a) The authorized stock of Parent consists of 200,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.0001 par value per share. The authorized capital stock of Sub consists of 1,000 shares of Common Stock, $0.0001 par value per share, all of which will issued, outstanding and held by Parent prior to the Closing. All such shares of Parent and Sub have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable, are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, are not subject to preemptive rights created by statute, the Articles of Incorporation of Parent as currently in effect or any agreement to which Parent is a party or by which it is bound, and have been issued in compliance with federal and state securities laws.

               (b) The Merger Shares to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, non-assessable, free of any liens or encumbrances and not subject to any preemptive rights or rights of first refusal created by statute or the Articles of Incorporation of Parent or Articles of Incorporation or Bylaws of Sub or any agreement to which Parent or Sub is a party or is bound and will be issued in compliance with federal and state securities laws.

        4.4         No Conflict.  The execution and delivery by each of Parent
                    -----------
and Sub of this Agreement and any Related Agreements to which Parent and Sub are party do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a Conflict under (i) any provision of the Articles of Incorporation of the Parent, Articles of Incorporation or Bylaws of the Sub, each as amended, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Parent or Sub or any of their respective properties or assets are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or assets; except in each case where such Conflict will not have a Parent or Sub Material Adverse Effect.

        4.5    Consents.  No consent approval, order or authorization of or
               --------
registration, declaration or filing with any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated hereby, except for (i) the Articles of Merger in the State of Oregon as provided in Section 2.2, (ii) the filing, if any, of a Form 8-K with the Commission and with National Association of Securities Dealers ("NASD"), (iii) any filings as may be required under applicable state securities laws, and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

        4.6    SEC Documents; Parent Financial Statements.  Parent has made
               ------------------------------------------
available to the Company a true and complete copy of its annual report on Form 10-K for the fiscal year ended June 30, 2000 and other reports and registration statements filed by Parent with the SEC since the completion of its initial public offering in August 2000 (the "Parent SEC Documents"). As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. The financial statements of Parent included in the Parent SEC Documents (the "Parent Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, to the extent permitted by the Exchange Act or regulations promulgated thereunder) and fairly presented the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).

        4.7    Representations Complete.  None of the representations or
               ------------------------
warranties made by the Parent or Sub, nor any financial statement, other written financial information or statements made in any exhibit, Schedule or certificate furnished by the Parent or Sub pursuant to this Agreement contains or will contain at the Effective Time any untrue statement of a material fact or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

        4.8    Sophisticated Parties.  Parent has substantial experience in
               ---------------------
evaluating companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect is own interests. Notwithstanding the foregoing, nothing contained in this section 4.8 shall limit the representations and warranties of the Company.

                                   SECTION 5

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

        5.1    Conduct of Business of the Company.  During the period from the
               ----------------------------------
date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company and Stockholders agree to cause the Company, except to the extent that Parent shall otherwise consent in writing, to carry on the Company's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due, to pay or perform other obligations when due, and, to the extent consistent with such business, preserve intact the Company's present business organizations, keep available the services of the Company's present officers and key employees and preserve the Company's relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, all with the goal of preserving unimpaired the Company's goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any event involving the Company that is likely to have a Material Adverse Effect. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent (which shall include e-mail consent of Steven V. Cotton) of Parent (which consent shall not unreasonably be withheld or delayed):

               (a) make any capital expenditures or enter into any capital expenditure commitment or transaction exceeding $10,000 individually or $25,000 in the aggregate;

               (b) (i) except for ordinary course customer transactions, sell, license or transfer to any person or entity any rights to any Company Intellectual Property or enter into any agreement with respect to any Company Intellectual Property with any person or entity or with respect to any Intellectual Property of any person or entity, (ii) except for ordinary course licensing transactions, buy or license any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any person or entity,
(iii) except for ordinary course customer transactions, enter into any agreement with respect to the development of any Intellectual Property with a third party, or (iv) change in any material respect pricing or royalties policy of Company with respect to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

               (c) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company, other than "shrink-wrap" and similar widely available binary code and commercial end-user licenses entered into in the ordinary course of business;

               (d) amend or otherwise modify in any material respect (or agree to do so), or violate the terms of, any of the Contracts set forth or described in the Disclosure Schedule;

               (e)  commence or settle any litigation;

               (f) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor);

               (g) issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of Company common stock or preferred stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, shares of common stock or preferred stock, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, except for the issuance of shares of capital stock upon the exercise of outstanding Company Options or Company Purchase Rights, or waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stick plans or authorize cash payments in exchange for any options granted under any such plans;

               (h) cause or permit any amendments to its Articles of Incorporation or Bylaws;

               (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company's business;

               (j) sell, lease, license or otherwise dispose of any of the Company's properties or assets except for ordinary course customer transactions;

               (k) incur any indebtedness or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

               (l) grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

               (m) grant any severance or termination pay (i) to any director or officer of the Company, or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

               (n) adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries, wage rates or other compensation of its employees except payments made pursuant to standard written agreements in place on the date hereof and disclosed in the Disclosure Schedule;

               (o) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

               (p) pay, discharge or satisfy, in an amount in excess of $10,000 in any one case, or $25,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business, other than that certain line of credit due U.S. Bank identified on the disclosure schedule;

               (q) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or change the accounting methods or practices (including any changes in depreciation or amortization policies or notes) by the Company other than as required by GAAP;

               (r) enter into any strategic alliance or joint marketing arrangement or agreement;

               (s) take any action to accelerate the vesting schedule of any of the outstanding Company Options or Pre-Merger Options, or amend, modify or waive any term or provision of any stock restriction or repurchase agreement to which the Company is party;

               (t) hire or terminate any employees, or encourage any employees to resign from the Company; or

               (u) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(t) above, or any other action that would make any of the representations or warranties of the Company and Stockholders untrue or incorrect or result in any of the conditions to the Merger set forth in Section 7 not being satisfied or prevent the Company or Stockholders from performing or cause the Company or Stockholders not to perform their respective covenants hereunder.

        5.2    No Solicitation.  Until the earlier of (a) the Effective Time,
               ---------------
or (b) the date of termination of this Agreement pursuant to the provisions of
Section 9.1 hereof, neither the Company, nor Stockholders shall (nor shall the Company or Stockholders permit, to the extent legally possible, any of the Company's officers, directors, employees, Stockholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees:

               (a) solicit, encourage, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all, substantially all, or any significant portion of the Company's business, properties or technologies, or any portion of the Company's capital stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction;

               (b) disclose any information not customarily disclosed to any person concerning the Company's business, technologies or properties, or afford to any person or entity access to its properties, technologies, books or records, not customarily afforded such access; or

               (c) assist or cooperate with any person to make any proposal to purchase all or any part of the Company capital stock or assets of the Company.

        In the event that the Company, Stockholders or any of the Company's affiliates shall receive, prior to the Effective Time or the termination of this Agreement, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

                                   SECTION 6

                             ADDITIONAL AGREEMENTS

        6.1    Access to Information.  The Company shall afford Parent and its
               ---------------------
accountants, counsel and other representatives, reasonable access during the period prior to the Effective Time to (i) all of the Company's properties, books, contracts, commitments and records, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (iii) all employees of the Company as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

        6.2    Confidentiality.  Each party agrees that the non-public
               ---------------
information obtained in any investigation pursuant to Section 6.1, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the letter agreement between the parties dated November 30, 2000.

        6.3    Expenses.
               --------

               (a) Except as set forth in Section 6.4(b), whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including without limitation all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the respective party incurring such fees and expenses.

               (b) In the event the Merger is consummated, the Parent or Surviving Corporation shall be responsible for all Third Party Expenses incurred by the parties hereto; provided, however, that Parent or Surviving Corporation shall pay or reimburse a maximum of $20,000 in aggregate for the fees and expenses of one counsel and its consulting counsel for Company and shall not pay any fees or expenses for the separate counsel of the Stockholders, and that portion of Third Party

Expenses of the Company in excess of $20,000 shall be deducted from the Cash Consideration to be distributed to Stockholders at the Effective Time.

        6.4    Public Disclosure.  Prior to the Effective Time, no disclosure
               -----------------
(whether or not in response to an inquiry) shall be made by any party regarding the subject matter of this Agreement, the Merger or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the written consent of the Parent and the Company prior thereto; provided, however, that the parties shall make a joint press release to announce the execution of this Agreement.

        6.5    Consents.  The Surviving Corporation shall obtain the consents,
               --------
waivers and approvals under any of the Contracts as may be required in connection with the Merger so as to preserve all rights of, and benefits to, the Surviving Corporation thereunder from and after the Effective Time, with the reasonable cooperation of the Parent and Sub.

        6.6    Exemption from Federal Registration; Blue Sky.  The parties
               ---------------------------------------------
expect that the Merger Shares to be issued in connection with the Merger will be issued in a private placement transaction exempt from registration under the Securities Act by reason of Section 4(2) of the Securities Act, and that the Parent Common Stock and the assumption of the Company Options hereunder will be qualified under the California Securities Act, pursuant to Section 25121 thereof and any other applicable "blue sky" laws.

        6.7    Company Options; Commission Filing.  Parent shall take all
               ----------------------------------
corporate action necessary to reserve for issuance a sufficient number of Parent Common Stock for delivery under the Assumed Options. Within ninety (90) days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form, with respect to the Parent Common Stock subject to the Assumed Options and shall use its reasonable commercial efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses in connection therewith) for so long as the Company Options remain outstanding.

        6.8    Termination of Employee Benefit Plans.  Company shall terminate,
               -------------------------------------
effective as of the day immediately preceding the Effective Time: (i) any and all group severance, separation or salary continuation plans, programs, or arrangements, and (ii) any and all 401(k) plans ("Employee Benefit Plans"), unless Parent provides notice to Company of certain Employee Benefit Plan which shall not be terminated. Parent shall receive from Company evidence that Company's plan(s) and/or program(s) have been terminated pursuant to resolutions of each such entity's Board of Directors (the form and substance of such resolutions shall be subject to review and approval of Parent), effective as of the day immediately preceding the Effective Time. In the event that distribution or rollover of assets from the trust of a 401(k) plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges, or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon the Company or plan sponsor, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent prior to the Effective Time.

        6.9    Employee Benefits.  From and after the Effective Time, Company
               -----------------
employees will be provided with employee benefits that are substantially similar as those provided to employees of Parent who are similarly situated. Parent shall cause employees of Company and its subsidiaries to be credited with service with Company for purposes of eligibility and vesting under each employee benefit plan maintained by Parent or its subsidiaries after the Effective Time to the extent of their service with Company; provided, however, that such service shall not be recognized to the extent that such recognition would result in duplication of benefits.

        6.10   Employment-Related Matters.  The Company shall use commercially
               --------------------------
reasonable efforts to cause each of the Key Employees to accept the offer of employment made by Parent, including without limitation executing and delivering Parent's standard confidentiality, proprietary information and assignment of inventions agreement, and shall use its best effort to cause each to execute a Key Employee Agreement.

        6.11   Stockholder List.  As of a date which is two days prior to the
               ----------------
Closing Date, the Company shall provide Parent and its counsel with a statement certified by the Chief Executive Officer of the Company setting forth any changes which would have been required to be set forth on Schedules 3.2(a) and 3.2(b) as if such had been made and delivered as of the Closing Date (the "Updated Capitalization Certificate").

        6.12   Stockholder Approval.
               --------------------

               (a) The Company shall use its best efforts to obtain, as promptly as practicable, the requisite stockholder approval for the Agreement, the Merger and consummation of the transaction contemplated hereby in accordance with applicable law.

               (b) The adoption of this Agreement and the approval of the Merger by the Stockholders shall constitute approval of this Agreement, (including the provisions of Section 8 hereof) and the Escrow Agreement and of all of the arrangements relating thereto, including without limitation, the placement of the Escrow Shares into escrow and the appointment of the Stockholder Representative.

        6.13   Source Code.  The Company shall deliver to Parent the source
               -----------
code for all Company software on or immediately after the Closing Date.

        6.14   FIRPTA Compliance.  On the Closing Date, the Company shall
               -----------------
deliver to Parent a properly executed statement in a form reasonably acceptable to Parent (the "FIRPTA Compliance Certificate") for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

        6.15   Reasonable Efforts.  Subject to the terms and conditions
               ------------------
provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company, or any of Parent's subsidiaries or affiliates, of shares of capital stock (other than the issuance of Parent Common Stock, the assumption of Assumed Options or issuance of options for Parent Stock to the Stockholders), or of any business, assets or property of Parent or its subsidiaries or affiliates, or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

        6.16   Notification of Certain Matters.  The Company and Stockholders,
               -------------------------------
as the case may be, shall give prompt notice to Parent of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company or Stockholders, respectively, and as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (ii) any failure of the Company or Stockholders, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.16 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice, or (b) constitute an acknowledgment or admission of a breach of this Agreement. After acceptance by the Parent of the Disclosure Schedule pursuant to Section 6.19, no disclosure by the Company or Stockholders pursuant to this Section 6.16, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

               (a)

        6.17   Certain Tax Matters.  None of Parent, Sub or the Stockholders
               -------------------
will take actions that would be reasonably expected to cause the Merger to fail to qualify as a reorganization within the meaning of section 368(a).

        6.18   Additional Documents and Further Assurances.  Each party hereto,
               -------------------------------------------
at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

        6.19   Disclosure Schedules.  On or prior to 5 p.m. Palo Alto time,
               --------------------
December 27, 2000 Company shall provide a draft Disclosure Schedule to the Company. The Parent shall review and provide comments on such Disclosure Schedule on or prior to Palo Alto time, December 28, 2000.

        6.20   Stockholder Guarantees.  Upon receipt of any claim or demand (a
               ----------------------
"Guaranty Claim") for payment pursuant to a Stockholder Guarantee identified on
Schedule 6.20, the
-------------

Stockholder shall promptly notify the Parent of such Guaranty Claim. Parent agrees to defend, save and hold harmless such Stockholder against such Guaranty Claim.

        6.21   Stockholder Vote.  The Stockholders covenant to vote in favor of
               ----------------
approval of this Agreement and the transactions contemplated hereby and not to withdraw or supercede such vote prior to the termination of this Agreement.

                                   SECTION 7

                            CONDITIONS OF THE MERGER

        7.1    Conditions to Obligations of Each Party to Effect the Merger.
               ------------------------------------------------------------
The respective obligations of the Company, Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date and the Effective Time of the following conditions:

               (a)  Stockholder Approval.  This Agreement and the Merger shall
                    --------------------
be approved and adopted by the Stockholders of Company by the requisite vote under applicable law and the Company's Articles of Incorporation.

               (b)  No Order.  No Governmental Entity shall have enacted,
                    --------
issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

               (c)  No Injunctions or Restraints; Illegality.  No temporary
                    ----------------------------------------
restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.

               (d)  Agreement of Merger.  The Articles of Merger shall have
                    -------------------
been filed with, and accepted by, the Secretary of State of the State of Oregon.

               (e)  Disclosure Schedule.  The parties shall have agreed in
                    -------------------
writing to the final Disclosure Schedule.

               (f)  Ancillary Agreements.  The parties shall have agreed to the
                    --------------------
form acceptable to the parties (in each party's sole discretion) and entered into (i) a Investor Rights Agreement (ii) Key Employee Agreements with Don Dunstan, Tomoyuki Uda and Nick Witchey; and (iii) an Escrow Agreement.

               (g)  Third Party Consents.  The Company has obtained all
                    --------------------
consents, waivers, approvals, and assignments listed in Schedule 7.1(g).
                                                        ---------------

               (h)  Parent Stock Price.  The Parent closing stock price on the
                    ------------------
day prior to the Close shall be equal or greater than $3.85.

        7.2    Conditions to the Obligations of Parent and Sub.  The obligation
               -----------------------------------------------
of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

               (a)  Representations, Warranties and Covenants.  (i) The
                    -----------------------------------------
representations and warranties of the Company and Stockholders in this Agreement (other than the representations and warranties of the Company and Stockholders as of a specified date, which will be true and correct as of such date) shall be true and correct on the date hereof and on and as of the Closing Date and as of the Effective Time as though such representations and warranties were made on and as of the Closing Date or the Effective Time as the case may be, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have a Company Material Adverse Effect.

               (b)  Third Party Consents.  Parent shall have been furnished
                    --------------------
with evidence satisfactory to it that the Company has obtained all consents, waivers, approvals, and assignments listed in Schedule 7.2(b).
                                              ---------------

               (c)  No Material Adverse Change.  There shall not have occurred
                    --------------------------
any event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect since the date of this Agreement.

               (d)  Key Employee Agreement.  The Key Employees set forth on
                    ----------------------
Schedule A hereto shall have executed Key Employee Agreements with Parent, in
----------
form reasonably acceptable to the parties.

               (e)  Reserved.

               (f)  Company Legal Opinion.  Parent shall have received a legal
                    ---------------------
opinion from Grenley, Rotenberg, Evans, Bragg & Bodie, P.C., legal counsel to the Company, in form reasonably acceptable to the Parent.

               (g)  Termination of Employee Benefit Plans. Parent shall have
                    -------------------------------------
received from the Company evidence that the Company's Employee Benefit Plans have been terminated pursuant to resolution of the Company's Board of Directors (the form and substance of which shall have been subject to review and approval of Parent), effective no later than one day prior to the Closing Date.

               (h)  Certificate of the Company and Stockholders.  Parent shall
                    -------------------------------------------
have received a certificate, validly executed by Stockholders and the Chief Executive Officer of the Company for and on its behalf, to the effect of Section 7.2(a) and that the conditions to the obligations of Parent and Sub set forth in this Section 7.2 have been satisfied (unless otherwise waived in accordance with the terms hereof).

               (i)  Certificate of Secretary of Company.  Parent shall have
                    -----------------------------------
received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the correct form and effectiveness of the Articles of Incorporation and the Bylaws of the Company, each as amended to date, and (ii) the valid adoption of resolutions of the Board of Directors of the Company and the Stockholders approving this Agreement, the Merger and the consummation of the transactions contemplated hereby.

               (j)  Certificate of Good Standing.  Parent shall have received
                    ----------------------------
certificates of good standing of the Company from the Secretary of State of the State of Oregon and from such other appropriate authorities within such jurisdictions in which the Company is qualified or licensed to do business, dated within a reasonable period prior to the Closing.

               (k)  FIRPTA Certificate.  Parent shall have received a copy of
                    ------------------
the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

               (l)  Pre-Merger Option Grants.  The Company shall have granted
                    ------------------------
the options listed on Schedule 7.2(n) to certain of its employees (the "Pre-
                      ---------------
Merger Option Grants"). Such Schedule shall set forth (i) the name of the employee, (ii) the number of shares of common stock of the Company subject to the respective option, (iii) the exercise price per share and (iv) the vesting schedule of the respective option.

        7.3    Conditions to Obligations of the Company and Stockholders.  The
               ---------------------------------------------------------
obligations of the Company and Stockholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date and the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

               (a)  Representations, Warranties and Covenants.  (i) The
                    -----------------------------------------
representations and warranties of Parent and Sub in this Agreement (other than the representations and warranties of Parent as of a specified date, which will be true and correct as of such date) shall be true and correct on the date hereof, and true and accurate in all material respects (except representations and warranties qualified by materiality which shall be correct in all respects) on the Closing Date and as of the Effective Time as though such representations and warranties were made on and as of such Closing Date and Effective Time, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have a Parent Material Adverse Effect; provided, however, that, (i) for purposes of determining the accuracy of such representations and warranties, all material adverse change and qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, and (iii) each of Parent and Sub shall have performed and complied with in all material respects all covenants and obligations of this Agreement required to be performed and complied with by it as of the date of this Agreement, Closing Date and the Effective Time.

        (b)  Certificate of Parent.  The Company shall have received a
             ---------------------
certificate executed on behalf of Parent by the Chief Executive Officer or the Chief Operations Officer to the effect of Section 7.3(a) as of the Closing Date and that the conditions to the obligations of Parent and Sub set forth in this
Section 7.3 have been satisfied (unless otherwise waived in accordance with the terms hereof).

        (c)  No Material Adverse Change.  There shall not have occurred any
             --------------------------
event or condition of any character that has had or is reasonably likely to have a Parent Material Adverse Effect since the date of this Agreement.

                                   SECTION 8

                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                INDEMNIFICATION

  8.1  Survival of Representations, Warranties and Covenants. The
       -----------------------------------------------------
representations and warranties of the Company contained in this Agreement, or in any certificate or other instrument (including but not limited to the Estimated Closing Balance Sheet) delivered pursuant to this Agreement, shall terminate on the two-year anniversary of the Closing Date; provided, however, that the representations and warranties of the Company contained in the following Sections shall survive indefinitely until the expiration of the applicable statute of limitations, as applicable: Section 3.1 (Organization of the Company); Section 3.2 (Company Capital Structure); Section 3.3 (Authority);
Section 3.9 (Tax Matters); Section 3.12 (Intellectual Property); and Section
3.20 (Environmental Matters) (the "Surviving Representations") The representations and warranties of Parent and Sub contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive until June 30, 2004. The date as to which the effectiveness of a particular representation and warranty terminates under this Section 8.1 shall be the "Indemnification End Date" for such representation and warranty.

  8.2  Indemnification by Stockholders, Sub and Parent.
       -----------------------------------------------

        (a) Subject to the limitations set forth in Section 8.3, the Company and each Stockholder shall, severally and jointly, defend, indemnify, save and hold Sub, Parent and its directors, officers, employees, successors, transferees and assignees, and its respective representatives (each, a "Parent Indemnified Party"), harmless from and against any and all costs, out-of-pocket losses, charges, liabilities, obligations, actual damages, lawsuits, actions, judgments, deficiencies, demands, fees, claims, settlements and expenses, including, without limitation, interest, penalties, attorneys' fees and expenses, all amounts paid in the investigation, defense or settlement of any of the foregoing and costs of enforcing this indemnity (collectively, "Damages"), incurred or suffered in connection with, arising out of, resulting from or relating or incident to:

                (1) any untruth, inaccuracy or incorrectness of, or other breach of, any representation or warranty in Section 3 or any certificate or other instrument Estimated Closing Balance Sheet delivered pursuant to this Agreement; and

                (2) the nonfulfillment, nonperformance, nonobservance or other breach or violation of, or default under, any covenant or agreement made by the Company in or pursuant to this Agreement; and

                (3) any indemnification obligation of the Company arising from any event occurring prior to the Effective Time.

The claims for indemnity by Parent Indemnified Parties pursuant to this Section 8.2(a) are referred to as "Parent Indemnity Claims." The indemnity provided for in this Section 8.2(a) is not limited to Third-Party Claims (as hereinafter defined) against any Parent Indemnified Party, but includes Parent Indemnity Claims incurred or sustained by any Parent Indemnified Party in the absence of Third-Party Claims.

        (b) As a source of security and partial remedy for any Parent Indemnity Claim, and by virtue of this Agreement, the Stockholders will be deemed to have received and deposited with the Escrow Agent the Escrow Shares and the Escrow Cash which shall comprise the Escrow Account; plus any additional shares as may be issued upon any stock split effected after the Closing), without any act of the Stockholders, to be governed by the terms set forth herein and the Escrow Agreement.

        (c) Upon compliance with and subject to the terms hereof and of the Escrow Agreement, Parent Indemnified Party shall be entitled to payment for all Damages incurred by Parent and/or the Surviving Corporation from the Escrow Account. To the extent the Parent Indemnity Claims exceed the amount in the Escrow Account, the Company and Stockholders shall be jointly and severally liable to Parent for the remainder of such Parent Indemnity Claims and all related Damages, subject to the limitations under Section 8.3.

        (d) Subject to the limitations set forth in Section 8.3, the Parent shall defend, indemnify, save and hold the Stockholders, heirs, successors and permitted assigns (each, a "Stockholder Indemnified Party"), harmless from and against any Damages, incurred or suffered in connection with, arising out of, resulting from or relating or incident to:

                (1) any untruth, inaccuracy or incorrectness of, or other breach of, any representation or warranty in Section 4 or any certificate or other instrument delivered pursuant to this Agreement;

                (2) the nonfulfillment, nonperformance, nonobservance or other breach or violation of, or default under, any covenant or agreement made by the Parent in or pursuant to this Agreement;

                (3) payments made or to be made by the Stockholders pursuant to guarantees identified on Schedule 6.20; and
                         -------------

                (4) Any indemnification obligation of the Company arising from any event occurring on or after the Closing Date.

     The claims for indemnity by Indemnified Parties pursuant to this Section 8.2(d) are referred to as "Stockholder Indemnity Claims." The indemnity provided for in this Section 8.2(d) is not limited to Third-Party Claims (as hereinafter defined) against any Stockholder Indemnified Party, but includes Stockholder Indemnity Claims incurred or sustained by any Stockholder Indemnified Party in the absence of Third-Party Claims.

        (e)  Defense of Claims.  If a Parent Indemnity Claim or Stockholder
             -----------------
Indemnity Claim is made, the Indemnified Party shall give written notice (a "Claim Notice") to the Stockholder Representative or the Parent, as the case may be, as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 8.2. The failure of the Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except and only to the extent that, the Indemnifying Party demonstrates actual damage caused by such failure. In the case of an Indemnity Claim involving the assertion of a claim by a third party (whether pursuant to a lawsuit or other legal action or otherwise, a "Third Party Claim"), the Indemnifying Party shall be entitled to take control of the defense and investigation of such Third-Party Claim and to pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including, without limitation, to employ and engage attorneys of its own choice reasonably acceptable to the Indemnified Party to handle and defend the same, and to compromise or settle such Indemnity Claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed. For purposes of the preceding sentence, it shall not be deemed unreasonable for the Indemnified Party not to consent to a compromise or settlement by the Indemnifying Party, valued in excess of the Aggregate Consideration. In the event the Indemnifying Party, elects to assume control of the defense and investigation of such lawsuit or other legal action in accordance with this
Section 8.2(e), the Indemnified Party may, at its own cost and expense, participate in the investigation, trial and defense of such Third-Party Claim. If the Indemnifying Party, fails to assume the defense of such Third-Party Claim in accordance with this Section 8.2 within 10 calendar days after receipt of the Claim Notice, the Indemnified Party against which such Third-Party Claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account of the Indemnified Party; provided that such Third-Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The expenses of all proceedings, contests or lawsuits in respect of such Indemnity Claims (other than as specifically stated to the contrary herein) shall be borne by the Indemnifying Party. Regardless of which party shall assume the defense of the claim, the parties agree to cooperate fully with one another in connection therewith. Such cooperation shall include the providing of records and information which are relevant to such Third Party Claim and making employees and officers available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to act as a witness or respond to legal process.

        (f) If (and to the extent) an Indemnified Party is entitled to be indemnified under this Agreement, then within ten (10) days after the occurrence of a final non-appealable determination with respect to a Third Party Claim or within ten (10) days of the delivery of notice by the Indemnified Party of a claim other than Third Party Claim, then:

                (1) if the Parent is the Indemnified Party, (i) the Parent and the Stockholder Representative shall provide joint notice to the Escrow Agent, who shall pay the Indemnified Party out of the value of the Escrow Shares and the Escrow Cash (on a pro rata basis based on the value of the Escrow Shares, calculated as provided below), the amount of any Damages and (ii) to the extent the value of the Escrow Shares and Escrow Cash is insufficient to cover such claims, Stockholders shall pay in cash any remaining amount due; and

                (2) if the Stockholder is the Indemnified Party, the Parent shall promptly pay the amount of the Damages,

in each case subject to the limitations set forth in Section 8.3. For purposes of satisfying Parent Indemnity Claims and for purposes of Section 8, each of the Escrow Shares shall be valued at $6.50.

        (g) Parent Indemnity Claims shall be satisfied (i) first by the return to Parent of Escrow Shares and Escrow Cash, on pro rata basis, and (ii) to the extent the value of the Escrow Shares and Escrow Cash is insufficient to cover such claims, by payment of cash from the Stockholders, in each case within ten
(10) days of the delivery of notice by a Parent Indemnified Party of the nature and amount of the Parent Indemnity Claims.

  8.3  Limitations on Indemnity.
       ------------------------

        (a)  Maximum Liability.  The maximum aggregate amount of Damages for
             -----------------
which the Stockholders shall be severally and jointly liable for Parent Indemnity Claims made pursuant to Section 8.2(a) hereof shall be an amount equal to the Aggregate Consideration, except in the case of Damages incurred, or suffered in connection with, arising out of, resulting from or relating or incident to Sections 3.12 (Intellectual Property) and 3.20 (Environmental Matters), which shall be limited to the Aggregate Consideration and any Contingent Shares earned by the Stockholders.

        (b)  Parent Maximum Liability.  The maximum aggregate amount of Damages
             ------------------------
for which the Parent shall be liable for a Stockholder Indemnity Claims made pursuant to Section 8.2(b) hereof shall be an amount equal to the Aggregate Consideration

        (c)  Indemnity Threshold.  Except as otherwise provided in the
             -------------------
immediately following sentence, no Indemnified Party shall seek, or be entitled to, indemnification from the Company, Stockholders, Sub or Parent pursuant to
Section 8.2 until the aggregate amount of Damages incurred or suffered by all Indemnified Parties under such section exceeds $50,000 (the "Indemnity Threshold"), and once the Indemnified Parties have incurred or suffered aggregate Damages exceeding the Indemnity Threshold, the Indemnified Parties shall be entitled to indemnity for the entire amount of all Indemnity Claims. Notwithstanding the foregoing, Damages incurred or suffered by the Indemnified Party in connection with: (i) the Net Worth True-Up (Section 2.6), (ii) inaccuracies in the representations and warranties set forth in the Surviving Representations (Sections 3.1, 3.2, 3.3, 3.9, 3.12 and 3.20), or (iii) Section
6.20 (Stockholder Guarantees), and any breach of the covenants and agreements of the Company and the Stockholders contained herein shall be recoverable regardless of whether the Indemnity Threshold has been exceeded.

        (d)  Termination.  The indemnification obligations of the Stockholders
             -----------
under this Section 8 shall terminate as of the Indemnification End Date as defined in Section 8.1 (subject to the resolution of any pending claims made on or prior to such date). Within ten (10) days of such date the parties shall deliver joint instructions to release any undisputed amounts from the Escrow Account.

                                   SECTION 9

                       TERMINATION, AMENDMENT AND WAIVER

  9.1  Termination.  Except as provided in Section 9.2 hereof, this Agreement
       -----------
may be terminated and the Merger abandoned at any time prior to the Effective
Time:

        (a)  by mutual agreement of the Company and Parent;

        (b) by Parent or the Company if the Effective Time has not occurred by December 31, 2000; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

        (c) by Parent, if it is not in material breach of its obligations under this Agreement, upon a material breach of any representation, warranty, covenant or agreement of the Company or Stockholders contained in this Agreement such that the conditions set forth in Section 7.2 would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to the Company or Stockholders, as applicable; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

        (d) by the Company, if neither the Company nor Stockholders is in material breach of its respective obligations under this Agreement, upon a material breach of any representation, warranty, covenant or agreement of Parent or Sub contained in this Agreement such that the conditions set forth in Section
7.3 would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

     Where action is taken to terminate this Agreement pursuant to this Section 9.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

  9.2  Effect of Termination.  In the event of termination of this Agreement as
       ---------------------
provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub, the Company or Stockholders, or their respective officers, directors or Stockholders; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 6.2, 6.3 and 6.4 hereof, Section 10 hereof and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement.

  9.3  Amendment.  This Agreement may be amended by the parties at any time by
       ---------
execution of an instrument in writing signed on behalf of each of the parties hereto. For purposes of this Section 9.3, any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Stockholders including Stockholders whether or not they have signed such amendment.

  9.4  Extension; Waiver.  At any time prior to the Effective Time, Parent and
       -----------------
Sub, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.4, any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Stockholders including Stockholders whether or not they have signed such extension or waiver.

                                  SECTION 10

                               GENERAL PROVISIONS

  10.1  Notices.  All notices and other communications hereunder shall be in
        -------
writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by regular mail will not be deemed given until received:

        (a)  if to Parent or Sub, to:

        Lantronix, Inc.
        15353 Barranca Pkwy.
        Irvine, CA  92618
        Attention:  Steven V. Cotton
        Telephone No.: 949-453-3990
        Facsimile No.: 949-453-3995

        with a copy to:

        Wilson Sonsini Goodrich & Rosati
        Professional Corporation
        650 Page Mill Road
        Palo Alto, California 94304
        Attention:  John T. Sheridan, Esq.
        Telephone No.: (650) 493-9300
        Facsimile No.: (650) 493-6811

        (b)  if to the Company or the Stockholder, to:

        United States Software Corporation
        7175 NW Evergreen Pkwy., Suite 100
        Hillsboro, OR  97124
        Attention:  Donald Dunstan
        Telephone No.:  (503) 844-6614
        Facsimile No.:   (503) 844-6480

        with a copy to:

        Grenley, Rotenberg, Evans, Bragg & Bodie, P.C.
        1211 Southwest Fifth Avenue
        Suite 1100
        Portland, Oregon 97204
        Attention:  Lawrence I. Evans, Esq.
        Telephone No.  (503) 241-0570
        Facsimile No.:  (503) 241-0914

        (c)  to the Stockholder Representative:


        7175 NW Evergreen Pkwy., Suite 100

        Hillsboro, OR  97124
        Attention:  Donald Dunstan
        Telephone No.:  (503) 844-6614
        Facsimile No.:   (503) 844-6480

        (d)  if to the Escrow Agent:

        Chase Manhattan Bank and Trust Company, National Association
        Attention:  Karen Lei
        101 California Street, Suite 2725
        San Francisco, CA 94111
        Telephone No.  (415) 954-9518
        Facsimile No.:   (415) 693-8850

  10.2  Interpretation.  The words "include," "includes" and "including" when
        --------------
used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  10.3  Counterparts.  This Agreement may be executed in one or more
        ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

  10.4  Entire Agreement; Assignment.  This Agreement, the Exhibits hereto, the
        ----------------------------
Disclosure Schedule, the Related Agreements and the Letter Agreement dated November __, 2000 and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise, except that Parent or Sub may each assign its rights and delegate its obligations hereunder to its respective affiliates.

  10.5  Severability.  In the event that any provision of this Agreement or the
        ------------
application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent practicable within applicable law, the economic, business and other purposes of such void or unenforceable provision.

  10.6  Other Remedies.  Any and all remedies herein expressly conferred upon a
        --------------
party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

  10.7  Rules of Construction.  The parties hereto agree that they have been
        ---------------------
represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

  10.8  Governing Law; Mediation and  Arbitration.  The parties shall attempt to
        -----------------------------------------
resolve any dispute as to the interpretation or enforcement of any part of this Agreement first, if reasonably possible, by mediation. The parties shall make all reasonable efforts to select a mutually agreeable mediator. If the parties are unable to agree upon a mediator, then, utilizing the services of American Arbitration Association ("AAA") or Arbitration Service of Portland, Inc. ("ASPI"), collectively "Arbitration Service," the Arbitration Service selected by Parent ("Selected Arbitration Service") shall select a mediator. No arbitration shall proceed to resolve a dispute until after the mediator determines that the parites have reached an impasse and that further mediation would not likely result in success. Each party shall pay its attorneys' fees and costs for the mediation and one-half of the mediator's fees and costs.

       If the mediation reaches such an impasse, said dispute shall be determined by binding arbitration in accordance with the Selected Arbitration Service. The mediator shall not be the arbitrator, unless the parties so mutually stipulate. If the parties are not able to agree upon a single arbitrator within ten (10) days following demand therefor, then the arbitrator shall be appointed by the Selected Arbitration Service. Any mediator or arbitrator must be independent, and shall have no prior business or personal relationship with any of the parties, or their affiliates and no prior business or personal relationship with the attorneys, accountants or other professional advisors of any the parties or their affiliates of such nature to cause actual bias or a reasonable appearance of bias.

       Each party shall pay one-half of the arbitrator's fees and costs, unless one party is ruled the prevailing party by the arbitrator, in which case the arbitrator, subsequent to the arbitration itself, may award the prevailing party's attorneys fees and costs. Any mediation or arbitration shall be brought in the City of Portland, Oregon unless the parties mutually agree on a location outside of Portland, Oregon. The parties agree that the law of the State of California will apply to all proceedings arising out of or relating to this Agreement.

  10.9  WARRANTY DISCLAIMER.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES
        -------------------
EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE SCHEDULES HERETO, COMPANY AND STOCKHOLDERS MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF COMPANY, COMPANY'S BUSINESS, COMPANY'S ASSETS, LIABILITIES OR OPERATIONS OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF

COMPANY'S ASSETS, AND COMPANY AND STOCKHOLDERS EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATIONS OR WARRANTIES.

     IN WITNESS WHEREOF, Parent, Sub, the Company and Stockholders have caused this Agreement to be signed, all as of the date first written above.

UNITED STATES SOFTWARE              LANTRONIX, INC.
CORPORATION

By:                                 By:
   ----------------------------        ----------------------------
Name:                               Name:
Title:                              Title:


USS ACQUISITION CORPORATION         DONALD DUNSTAN

By:
   ----------------------------     -------------------------------
Name:
Title:

                                    DIANE DUNSTAN


                                    -------------------------------



            [Signature Page to Agreement And Plan of Reorganization]

                                Schedule 7.1(g)
                                ---------------

     All material foreign distribution agreements.

     The Supplier Agreement with CAD-UL.











                                                                             -2-